UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

    LSB Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Stockholders

To Be Held May 12, 2022

LSB INDUSTRIES, INC.

Virtually Meeting Only

Please register at www.proxydocs.com/LXU

To the Stockholders of

LSB Industries, Inc.

The 2022 Annual Meeting of the Stockholders of LSB Industries, Inc. (the “Company”) will be held in a virtual only format.  You will not be able to attend the annual meeting in person.  Registration is required online at www.proxydocs.com/LXU.  The purpose of the Annual Meeting of Stockholders is the consideration and voting:

(1)    To elect three nominees to the Board of Directors;

(2)    To approve LSB Industries, Inc. Employee Stock Purchase Plan

(3)    To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022; and

(4)    To approve, on an advisory basis, named executive officer compensation.

BENEFITS OF A VIRTUAL ANNUAL MEETING

The Annual Meeting will be held in a virtual-only meeting format, via live webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally, and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location, and enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic.

ATTENDANCE AT THE VIRTUAL ANNUAL MEETING

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 14, 2022, the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting.  You will not be able to attend the Annual Meeting physically in person.

In order to attend the Annual Meeting, you must register at www.proxydocs.com/LXU. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting.

As part of the registration process, you must enter the control number located on your proxy card or voting instruction form.  If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the Annual Meeting, May 12, 2022, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting.  The Annual Meeting will begin promptly at 8:30 a.m. and CDT.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

QUESTIONS AT THE VIRTUAL ANNUAL MEETING

Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste.  If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Notice of Annual Meeting of Stockholders

YOUR VOTE IS IMPORTANT

You are urged to vote your shares by promptly marking, signing, dating and returning the proxy card or, in the alternative, by voting your shares electronically either over the Internet or by touch tone telephone. Please see “QUESTIONS & ANSWERS – How Do I Cast My Vote?” in the Proxy Statement for further information and instructions.

 HOW TO VOTE

VIA THE INTERNET Visit the website listed on your proxy card
BY MAIL Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card
IN PERSON (VIRTUAL) Attend the 2022 Annual Meeting of Stockholders in person via live video webcast

In addition, you can vote by telephone or Internet. Instructions are included on the proxy card.

By order of the Board of Directors,

Michael J. Foster
Executive Vice President,
Secretary and General Counsel

Oklahoma City, Oklahoma

April 12, 2022

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2022.

This Notice of Annual Meeting of Stockholders and related proxy materials are being distributed or made available to stockholders beginning on or about April 12, 2022. This includes instructions on how to access these materials (including the Proxy Statement for the Annual Meeting, along with the LSB 2021 Annual Report) via the Internet at www.proxydocs.com/LXU.

Notice of Annual Meeting of Stockholders

Proxy Statement Summary

The Annual Meeting

Below is a summary of certain information included in the Proxy Statement. Please review the entire Proxy Statement before you vote.	Time and Date:	8:30 a.m., Central Daylight Time (“CDT”), on May 12, 2022
	Place:	Virtual Meeting Only. Registration is required at www.proxydocs.com/LXU
	Record Date:	March 14, 2022

Matters For Stockholder Vote

Proposal	Board Recommendation	Page

1: Election of three nominees to our Board of Directors	“FOR” each nominee	4

2: Approval of the LSB Industries, Inc. Employee Stock Purchase Plan	“FOR”	11
3. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2022	“FOR”	14
4: Advisory vote to approve named executive officer compensation	“FOR”	15

The Annual Meeting will be held in virtual-only meeting format via live video webcast.  In order to attend the Annual Meeting, you must register at www.proxydocs.com/LXU.

You may vote at the meeting if you were a holder of record of our common stock and certain preferred stock at the close of business on March 14, 2022. Please see page 2 for instructions on how to vote your shares.

Notice of Annual Meeting of Stockholders

Selected Table of Contents

LSB INDUSTRIES, INC.

PROXY STATEMENT FOR

2022 ANNUAL MEETING OF STOCKHOLDERS

Compensation Philosophy – How Executive Pay is Linked to Company Performance	29

Notice of Annual Meeting of Stockholders

LSB INDUSTRIES, INC.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma 73116

PROXY STATEMENT FOR

2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 12, 2022

Solicitation Of Proxies

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of LSB Industries, Inc. (the “Company,” “us,” “our,” or “we”) for proxies to be voted at our Annual Meeting of Stockholders to be held on May 12, 2022, at 8:30 a.m. CDT in virtual-only meeting format via live video webcast and at any adjournment thereof.

Questions and Answers

About the Annual Meeting

What matters are being considered?

You will be voting on each of the following items of business:

(1)	Election of three nominees to our Board;
(2)	Approval of the LSB Industries Inc. Employee Stock Purchase Plan;
(3)	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2022; and
(4)	Advisory vote to approve the compensation of our executive officers named in the Summary Compensation Table included in this Proxy Statement (the “named executive officers” or “NEOs”).

The Board recommends a vote “FOR” each of the director nominees and a vote “FOR” each of Proposals 2, 3, and 4.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the enclosed proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Will other matters be brought before the annual meeting?

The Board does not intend to bring any other matters before the annual meeting and does not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. However, if any other matter is properly brought before the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to any other matters that might be brought before the annual meeting. Those persons intend to vote that proxy in accordance with their best judgment on such matter.

Who is entitled to vote at the annual meeting?

You or your proxy may vote if you owned voting stock as of the close of business on March 14, 2022, which is the record date for determining who is eligible to vote at the annual meeting.

As of the close of business on the record date, we had the following number of shares of common stock and no voting preferred stock issued and outstanding which were eligible to be voted:

(a)	89,564,162 shares of common stock, with each share entitling its holder to one vote;

LSB Industries Proxy Statement	1

Questions and Answers About the Annual Meeting

What constitutes a quorum?

In order to conduct the annual meeting, we must have a quorum. Holders of a majority of the total of all of the outstanding shares of common stock and voting preferred stock will constitute a quorum for the annual meeting.

What vote is required to approve the items under consideration?

•	Directors are elected by the affirmative vote of a majority of votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting.
•

The approval of the LSB Industries, Inc. Employee Stock Purchase Plan requires the affirmative vote of a majority of votes cast by holders of shares present in person or represented proxy entitled to vote at the annual meeting.

•

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting.

•

The advisory vote on executive compensation requires the affirmative vote of a majority of votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting.

Are abstentions counted?

Abstentions occur when stockholders are present in person or by proxy at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. If your proxy indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. If you abstain from voting, you have not cast a vote and the abstention will not be counted in determining the outcome of the proposals.

How do I cast my vote?

Registered Holders. If shares are registered in your name, you may vote those shares in person at the annual meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone. After reading the proxy materials, you may call the toll-free number (866) 286-3181, using a touch-tone telephone. You will be prompted to enter your Control Number, which you can find on your proxy card. This number will identify you and the Company. You can then follow the simple instructions that will be given to you to record your vote.

Over the Internet. After reading the proxy materials, you may use a computer to access the website www.proxydocs.com/LXU. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Voting Availability or your proxy card. This number will identify you and the Company. You can then follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your proxy card in the envelope provided. To best ensure timely receipt of your proxy, you are encouraged to mail your proxy card for arrival by May 12, 2022.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the director nominees. You can also specify whether you want to vote for or against, or abstain from voting on:

•      The approval of the LSB Industries, Inc. Employee Stock Purchase Plan;

•      The ratification of the appointment of the independent auditors; and

•      The advisory vote to approve the compensation of the Company’s named executive officers

Beneficial Owner. If your stock is held in your brokerage account, also known as “street name,” you should instruct your broker how your shares should be voted. If you fail to give your broker instructions, in some cases but not others the broker may submit a “broker non-vote,” which is explained below.

If you are a beneficial owner whose shares are held of record directly in your name by a broker, you will receive instructions from the broker describing how to direct the voting of or vote your shares. If you do not instruct your broker how to vote your shares, it may vote your shares as it decides with respect to any matter for which it has discretionary authority under the rules of the New York Stock Exchange (“NYSE”).

There are also non-discretionary matters for which your broker does not have discretionary authority to vote unless it receives timely instructions from you. A “broker non-vote” results when a broker does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker should vote your shares and the broker indicates it does not have authority to vote such shares on its proxy. Although broker non-votes will be counted as present at the annual meeting for purposes of determining a quorum, they will be treated as shares not entitled to vote on the proposal.

LSB Industries Proxy Statement	2

Questions and Answers About the Annual Meeting

If your shares are held in street name and you do not give voting instructions, the broker will only be entitled to vote your shares in its discretion with respect to the ratification of the appointment of our independent registered public accounting firm. Without voting instructions from you, the record holder will not be permitted to vote your shares with respect to the election of directors or the advisory vote on executive compensation. Your shares would therefore be considered broker non-votes with respect to these proposals and would have no effect on the proposal. Accordingly, it is important for you to instruct your broker how you wish to vote your shares.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the annual meeting, which will be at 8:30 a.m. CDT on May 12, 2022. If you hold your shares directly in record name, you can change your vote by:

•	Submitting a revised proxy using the previously mentioned telephone or Internet voting systems by the deadlines described for each such method above;
•	Sending a written revocation to our Secretary by mail to LSB Industries, Inc., 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116; or
•	Voting in person at the annual meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the annual meeting. Your attendance at the annual meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

What if I sign and return my proxy card but I do not include voting instructions?

If you properly complete and submit a proxy card, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	“FOR” the election of the three nominees to our Board;
•	“FOR” the approval of the LSB Industries, Inc. Employee Stock Purchase Plan
•	“FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2022; and
•	“FOR” the advisory vote to approve named executive officer compensation.

If any other business comes before the stockholders for a vote at the annual meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the annual meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., 462 South 4th Street, Suite 1600, Louisville, KY 77845, (800) 736-3001 (U.S. and Canada) and (781) 575-3100 (outside U.S. and Canada).

Will my shares be voted if I do not provide my proxy?

If your shares are registered in your name, they will not be voted unless you submit your proxy or vote in person at the annual meeting. As discussed above, if your shares are held in street name and you do not give voting instructions, the broker will only be entitled to vote your shares in its discretion with respect to the ratification of the appointment of our independent registered public accounting firm.

Who will count the votes?

All votes will be tabulated by Mediant Communications, Inc., who will serve as the inspector of election for the annual meeting.

What is the deadline for submission of stockholder proposals for the 2023 annual meeting?

If you wish to submit proposals to be included in our proxy statement for our 2023 annual meeting, proposals must be received at our principal executive offices in writing not later than December 15, 2022 and should be addressed to Michael J. Foster, Secretary, LSB Industries, Inc., 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the 2023 annual meeting.

For more information regarding stockholder proposals, please see “Stockholder Proposals” below.

Who is soliciting proxies?

We will pay for preparing, printing and mailing this Proxy Statement. Proxies may be solicited on our behalf by our directors, officers or employees, without additional consideration, in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial stockholders.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose relevant to the annual meeting during ordinary business hours commencing 10 days before the annual meeting. The list will be maintained at our principal executive offices located at 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116.

LSB Industries Proxy Statement	3

Proposal 1—Election of Directors

General

Our Certificate of Incorporation and Bylaws provide for the division of the Board into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the stockholders elect their qualified successors.

Agreements as to Certain Directors and Committees

Board Representation and Standstill Agreement

On December 4, 2015, the Company entered into the Board Representation and Standstill Agreement (the “Board Representation and Standstill Agreement”), by and among the Company, LSB Funding LLC (“LSB Funding”), Security Benefit Corporation (“Security Benefit”), Todd Boehly, Jack E. Golsen (“J. Golsen”), Steven J. Golsen (“S. Golsen”), Barry H. Golsen (“B. Golsen”), Linda Golsen Rappaport (“L. Rappaport”), Golsen Family LLC, an Oklahoma limited liability company (“Family LLC”), SBL LLC, an Oklahoma limited liability company (“SBL LLC”), and Golsen Petroleum Corp., an Oklahoma corporation (“GPC,” and together with Messrs. J. Golsen, S. Golsen and B. Golsen, Ms. L. Rappaport, Family LLC, SBL LLC, each a “Golsen Holder” and, collectively, the “Golsen Holders”). On October 26, 2017, October 18, 2018, and September 27, 2021 the parties to the Board Representation and Standstill Agreement entered into amendments thereto (the “Amendments”). The Board Representation and Standstill Agreement and the Amendments are collectively the “Amended Board Representation and Standstill Agreement”.

LSB Funding Designees

Pursuant to the Amended Board Representation and Standstill Agreement and based upon the equity holdings of LSB Funding, the Company has agreed to permit LSB Funding, an affiliate of Security Benefit, to designate up to three nominees to the Board, at least one of which will meet the NYSE standards of independence. LSB Funding designated, and our Board appointed, Jonathan S. Bobb and Kanna Kitamura to the Board.

Golsen Designees

Under the Amended Board Representation and Standstill Agreement and based upon the Golsen Holders’ equity holdings, the Golsen Holders, collectively, have the right to designate two directors. Messrs. Barry H. Golsen and Steven L. Packebush are the current Golsen designees.

Other Governance Matters

Our Bylaws provide that the Board may change the total number of directors on our Board from time to time provided that the minimum number of directors is 3 and the maximum is 14. Currently there are 9 directors.

As discussed under “Corporate Governance — Nominating Committee,” our Nominating and Corporate Governance Committee (the “Nominating Committee”) reviews the composition of the Board as part of its assessment of the Board’s performance, and effectiveness. The Nominating Committee values certain characteristics in all Board members, including personal and professional integrity, reputation, outstanding professional achievement, and sound business judgment. The Nominating Committee evaluates each individual director in the context of the Board as a whole with the goal of recommending an effective group with a diversity of experience and skills that exercises sound business judgment in the interest of our business and our stockholders. Consistent with their responsibilities, members of the Nominating Committee have interviewed and evaluated each of the current nominees for director and the Nominating Committee has determined that each is highly qualified to serve as a member of our Board.

The following sets forth certain information regarding the director nominees and other directors whose term will continue after the annual meeting.

LSB Industries Proxy Statement	4

Proposal 1 – Election of Directors

Nominees for the Class of Directors Whose Term Will Expire in 2025

MARK T. BEHRMAN Age: 59 Director since: 2018 Committees: None

Mark T. Behrman, age 59, has served as President, CEO and board member for LSB industries since 2018. Prior to his appointment as CEO, Mr. Behrman served as Executive Vice President, Chief Financial Officer and Senior Vice President of Corporate Development. In addition to his experience at LSB Industries, Mr. Behrman has more than 30 years of financial and investment banking experience. Prior to joining the company, Mr. Behrman served as the Managing Director at Sterne, Agee and Leach, Inc., leading the firm’s industrial, transportation and energy practices.

Mr. Behrman was previously a Founder and Senior Managing Director of BlueStone Capital Partners, LP, where he was part of a team that created Trade.com Global Markets Inc. He was also a Founder and Director of the BlueStone AFA Private Equity Fund. He began his career at PaineWebber, Inc., and at Drexel Burnham Lambert, Inc.

Mr. Behrman is currently Chairman of the Board of PHX Minerals [NYSE: PHX] as well as Chairman of its Audit Committee and a member of its Governance & Sustainability Committee. Mr. Behrman was previously a director of three public companies: Noble International Ltd., where he also served as Chairman of its Audit Committee; Oakmont Acquisition Corporation; and Robocom Systems International, a developer and marketer of advanced warehouse management software.

JONATHAN S. BOBB

Jonathan S. Bobb, age 46, has been a director of the Company since 2015. His current term expires in 2022.  Mr. Bobb is a Senior Director on the investment team at Eldridge. In this role, he is responsible for originating, executing and overseeing investments across a range of industries. Mr. Bobb previously served in a similar capacity at Guggenheim Partners. Prior to joining Guggenheim, Mr. Bobb was a member of the investment banking division at Goldman Sachs & Co..  Mr. Bobb received a B.A. in Economics from Stanford University and an M.B.A. from the University of Michigan.

Mr. Bobb serves as an LSB Funding designee under the Amended Board Representation and Standstill Agreement.  Mr. Bobb’s extensive investment and executive leadership experience, among other factors, led the Board to conclude that he should serve as a director.

Age: 46 Director since: 2015
Committees: Compensation Audit

LSB Industries Proxy Statement	5

Proposal 1 – Election of Directors

RICHARD S. SANDERS, JR. Age: 65 Director since: 2014 Committees: Audit Nominating and Corporate Governance

Richard S. Sanders, Jr., age 65, has been a director of the Company since 2014. His current term expires in 2022. Mr. Sanders served as our Interim Executive Vice President, Chemical Manufacturing from September 2015 until August 2016. Mr. Sanders has been a nitrogen fertilizer manufacturing consultant since January 2011 through Circle S. Consulting LLC, of which he is the sole owner. Previously, Mr. Sanders served as Vice President of Manufacturing of Terra Industries Inc. from 2003 until the acquisition of Terra Industries by CF Industries Holdings, Inc. in April 2010. On completion of the transaction, he worked on the integration of manufacturing operations, and as Vice President of Environmental Health and Safety, Engineering and Procurement. At Terra Industries Inc., Mr. Sanders was responsible for Terra’s six manufacturing facilities’ overall operations including production operations, environmental health and safety, project engineering, and technical services. He was also responsible for Terra’s capital investment program of approximately $250 million per year, including major expansion projects. Mr. Sanders was Plant Manager of Terra’s Verdigris, Oklahoma nitrogen manufacturing complex for nine years prior to his role as Vice President of Manufacturing. Prior to Terra, Mr. Sanders served as Plant Manager at the Beaumont Methanol Corporation’s 800,000 GPD methanol manufacturing facility and in management and engineering positions for Agrico Chemical Company. Mr. Sanders served as a Non-Executive Director of Open Joint Stock Company Mineral and Chemical Company EuroChem during 2013. Mr. Sanders received a Bachelor of Science degree in Chemical Engineering from Louisiana State University in 1980.

Mr. Sanders’ extensive experience in the chemical industry, his depth of knowledge and understanding of the chemical manufacturing facilities that we operate, and his demonstrated leadership skills throughout his career, among other factors, led the Board to conclude that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES AS DIRECTORS OF THE COMPANY

LSB Industries Proxy Statement	6

Proposal 1 – Election of Directors

Continuing Directors

The following six directors will continue in office until the expiration of their respective terms and until their successors have been elected and qualified.

BARRY H. GOLSEN, J.D. Age: 71 Director since: 1981 Committees: None

Barry H. Golsen, J.D., age 71, has been a director of the Company since 1981. His current term will expire in 2024.  Mr. Golsen is President of GOL Capital LLC. He served as the Vice-Chairman of the Board of the Company from 1993 until 2015. He also served as the Company’s President and Chief Executive Officer from January 2015 until September 2015 and as the Company’s President and Chief Operating Officer from 2004 to 2014.

Mr. Golsen joined LSB Industries in 1978 and spearheaded the growth of LSB’s Climate Control Business with the development of innovative and climate-friendly products, a number of business startups, the acquisition of Climate Master, Inc. and its merger with LSB’s CHP Corporation.  Under his leadership, LSB’s Climate Control Business attained substantial growth and leading U.S. market shares for its key products.

Mr. Golsen attended Cornell University College of Engineering prior to earning both his B.A. and J.D. degrees from the University of Oklahoma. He was admitted to the Oklahoma Bar in 1978. Mr. Golsen is a past Director of the Oklahoma City Branch of the Federal Reserve Bank of Kansas City and served on the Board of Directors of Equity Bank for Savings N.A. His professional affiliations have included the Oklahoma Bar Association, the American Bar Association, the American Society of Heating, Refrigeration and Air-Conditioning Engineers, Young Presidents Organization and World Presidents Organization.  Mr. Golsen is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, the Gold Standard Director Credential.  NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insight, intelligence and boardroom practices.

Mr. B. Golsen serves as a Golsen designee under the Amended Board Representation and Standstill Agreement. Mr. B. Golsen’s extensive experience and his in-depth of knowledge and understanding of the businesses in which we operate, and his demonstrated leadership skills within the Company, among other factors, led the Board to conclude that he should serve as a director.

KANNA KITAMURA Age: 49 Director since: 2018 Committees: Compensation Nominating and Corporate Governance

Kanna Kitamura, age 49, has been a director of the Company since December 2018. Her current term will expire in 2024.  Ms. Kitamura is a Senior Director and Chief Talent Officer at Eldridge Industries.  Prior to joining Eldridge, Ms. Kitamura was a Vice President and Head of Legal Operations for Guggenheim Investments.  She was a member of Guggenheim Partners’ Women’s Innovation and Inclusion Network, Secretary of the Pro Bono Committee, and acted as a mentor in its Veterans Transition Assistance Program. Prior to joining Guggenheim Partners, Ms. Kitamura was a VP of Business Development and Director of Operations for a management consulting firm and was employed by the United Nations Development Programme in the Division of Public Affairs. Ms. Kitamura serves on the Advisory Board of the NYC Kids Project, a non-profit organization based in New York. Ms. Kitamura is a certified Special Olympics Equestrian Coach and volunteers with various wildlife and conservation groups.

Ms. Kitamura serves as a LSB Funding designee under the Amended Board Representation and Standstill Agreement. Ms. Kitamura’s extensive financial industry leadership and legal experience, among other factors, led the Board to determine that she should serve as a director.

LSB Industries Proxy Statement	7

Proposal 1 – Election of Directors

STEVEN L. PACKEBUSH Age: 57 Director since: 2020 Committees: Audit Nominating and Corporate Governance

Steven L. Packebush, age 57, has been a director since 2020.  His term expires in 2023. Mr. Packebush is a founder and partner in Elevar Partners, LLC, a company providing advisory and consulting services and capital solutions for companies in the agriculture and energy markets. Prior to Elevar Partners, Mr. Packebush worked at Koch Industries, Inc. for over 30 years, retiring in March 2018. Until his retirement, he was the president of Koch Ag & Energy Solutions (“Koch Ag”). Under Mr. Packebush’s leadership, Koch Ag grew from a break-even business to one of the larger business units at Koch Industries and one of world’s largest fertilizer companies. Koch Ag manufactured, marketed, distributed, and traded more than 14 million tons of fertilizer products annually. Key to this growth was acquiring and integrating five nitrogen fertilizer production plants in North America and equity interest in three nitrogen plants in Trinidad and Tobago. In addition, significant capital and resources were invested in the North American plants to improve the environmental, health and safety, efficiencies, and reliability of these facilities. Also, a $1.3 billion plant expansion project located in Enid, Oklahoma was executed and a global fertilizer supply, trading, and distribution business was developed with commercial office locations in Europe, Asia, and Latin America. Mr. Packebush also oversaw the expansion of Koch Ag to include three additional start-up businesses: Koch Energy Services became one of the largest natural gas marketing companies in North America; Koch Methanol supplied methanol to global customers in the plywood, carpet, fuels, and plastics markets; and Koch Agronomic Services became one of world’s largest enhanced-efficiency fertilizer producers and marketers. Prior to his time at Koch Ag, Mr. Packebush held various business development and commercial roles in Koch International, Koch Agriculture, and Koch Minerals.

Mr. Packebush currently serves on the Monolith Materials Inc. Board of Directors, Kansas State University Dean’s Agriculture Advisory Board, and the Wichita Metropolitan YMCA and YMCA360 Board of Directors. Effective April 1, 2022, Mr. Packebush was appointed to the Board of Directors of PHX Minerals Inc.  Previously he served on the board of directors of EuroChem Group AG, Caribbean Nitrogen, Nitrogen 2000, KOCHPAC, and The Fertilizer Institute. He has also served on The Fertilizer Institute’s executive committee and Koch Industries’ Compliance and Ethics Executive Committees..

Mr. Packebush is a 1987 graduate of Kansas State University with a bachelor’s degree in agricultural economics. Mr. Packebush’s extensive industry and executive leadership experience, among other factors, led the Board to conclude that he should serve as a director.

DIANA M. PENINGER Age: 57 Director since: 2020 Committees: Audit Compensation

Diana M. Peninger, age 57, has been a director of the Company since 2020. Her term expires in 2023.  In February 2021, Ms. Peninger became President & CEO of Reproductive Solutions, a medical device company located in Dallas, TX.  She continues to serve as CEO of Geneva Lake Partners LLC, a strategic advisory firm that works with middle market private industrial companies to develop plans that accelerate growth. She serves on the board of Rogers Group, Inc. since July 2017, chairs the compensation committee and is a member of the audit committee. She served four years as the Board Vice-Chair of the Committee of 200 which is a non-profit organization of the world’s most successful women CEO’s and senior business executives.

Ms. Peninger spent 30 years in the chemical industry including three expat assignments in Frankfurt, Germany. In 2018, she served as CEO for Synata Bio, a renewable clean fuels and chemicals technology company. Within her 28 year career with Celanese Corporation, she held various international senior leadership roles including, Vice President, Acetyl Intermediates, a $2.3B global commodity business portfolio, Vice President and General Manager, EVA Performance Polymer Business serving the medical, adhesives, and solar industries and as Vice President General Manager for Nutrinova Specialty Food Ingredients business. Ms. Peninger spent several years at Chemtura Corp. serving as Vice President, Consumer Products and Vice President, PVC Additives businesses. She started her career in 1987 with Celanese in Pampa, Texas as a plant production engineer.

Ms. Peninger holds a B.S. in Chemical Engineering from South Dakota School of Mines and was honored in 2017 with the prestigious “Distinguished Alumni” award for achievement of excellence in their careers and their communities. She is a National Association of Corporate Directors (NACD) Board Leadership Fellow and serves on the NACD North Texas Board and the University Advisory Board for her alma mater, South Dakota School of Mines & Technology.

Ms. Peninger’s extensive industry, executive and board leadership experience, among other factors, led the Board to conclude that she should serve as a director.

LSB Industries Proxy Statement	8

Proposal 1 – Election of Directors

RICHARD W. ROEDEL Age: 72 Director since: 2015 Committees: Audit (Chair) Compensation Nominating and Corporate Governance (Chair)

Richard W. Roedel, age 72, has been a director of the Company since 2015. His current term will expire in 2024.  Mr. Roedel serves as a director of four publicly held companies; LSB Industries, Inc., BrightView Holdings, Inc., Clarivate Plc and Luna Innovations Incorporated. Mr. Roedel currently serves as non-executive chairman of LSB and Luna Innovations, chairman of the Audit Committee of LSB and BrightView and a member of the Audit Committee of Clarivate. Mr. Roedel also serves on the Compensation Committee of LSB and Luna and the Risk Committee of Clarivate and Luna, where he serves as chairman.

Mr. Roedel served on the board of Six Flags Entertainment from 2010 until he retired from the board in 2021 and IHS Markit from 2005 until he retired in 2020. Mr. Roedel was non-executive chairman of Six Flags at his retirement in addition to chairman of their Nominating and Governance Committee and a member of its Audit Committee. At IHS Markit, Mr. Roedel served as chairman of the Risk Committee and member of its Audit Committee. Mr. Roedel served on the board of Lorillard, Inc. until 2015 when it was acquired by Reynolds American Inc. During his years on the board Mr. Roedel served as chairman of the Audit Committee, a member of the Nominating and Governance Committee and lead independent director. Mr. Roedel served on the board of Sealy Corporation in several capacities, including chairman of it Audit Committee, until 2013 when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel served on the Board of Directors of BrightPoint, Inc in several capacities until 2012, when it was acquired by Ingram Micro Inc., including chairman of its Audit Committee, chairman of its Compensation Committee and member of its Nominating and Governance Committee. Mr. Roedel served on the Board of Directors of Broadview Holdings, Inc. and was chairman of its Audit Committee and a member of its Compensation Committees until 2012, following the approval of its financial restructuring plan by the United States Bankruptcy Court, which resulted in a change to its ownership structure. Mr. Roedel served on the Board of Directors of Dade Behring Holdings, Inc. and was chairman of its Audit Committee until 2007 when Dade was acquired by Siemens AG. Mr. Roedel served on the board of Take-Two Interactive Software, Inc. until 2005, initially as chairman of its Audit and Governance Committees, later becoming chairman and chief executive officer. During his career, Mr. Roedel has been chairman of numerous audit, compensation, governance and special committees.

Mr. Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel was appointed to a three-year term, ending in 2017, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB).

Until 2000 Mr. Roedel was employed by BDO Seidman LLP, having been managing partner of its Chicago and New York Metropolitan area offices and later chairman and CEO. Mr. Roedel is a graduate of The Ohio State University and a CPA.

Mr. Roedel’s extensive experience in finance, accounting, risk management, and public company governance led the Board to conclude that he should serve as a director.

LSB Industries Proxy Statement	9

Proposal 1 – Election of Directors

LYNN F. WHITE Age: 69 Director since: 2015 Committees: Audit Compensation (Chair)

Lynn F. White, age 69, has been a director since 2015. His term expires in 2023. Mr. White founded and has served as the Managing Director of Twemlow Group LLC since 2013, and previously from 2008 until 2009. Twemlow Group LLC is a consulting firm that provides strategic, organizational and product development counsel to agriculturally related businesses. Mr. White is a National Association of Corporate Directors (NACD) Board Leadership Fellow, demonstrating his commitment to the highest standards of boardroom excellence. The NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. White is the Chairman of the Board of Anuvia Plant Nutrients, Inc. where he has served as a director since February 2021 and previously from January 2016 to November 2019. From 2009 to 2013, Mr. White served as Vice President, Corporate Development of CF Industries Holdings, Inc. (NYSE: CF). While at CF Industries, he was responsible for external growth initiatives, including M&A and organic efforts, new product development and strategy, and led the integration of the $4.6 billion acquisition of Terra Industries, Inc. While at CF Industries he served as non-executive Chairman or Vice-Chairman of GrowHow UK Limited, the leading British nitrogen fertilizer producer and as a director of KEYTRADE AG, a major Swiss based fertilizer trading firm. Prior to that, he was the President of John Deere Agri Services, Inc., a subsidiary of Deere & Co. (NYSE:DE), where he was responsible for leading a new global business unit created to pursue growth opportunities in technology-based services for industries linked to agriculture. Mr. White was also Vice President of Global AgServices of Deere, where he was responsible for identifying, testing and developing new services for agriculture and food. Prior to that, he was Senior Vice President, Corporate Development of IMC Global Inc. (n/k/a The Mosaic Company), a producer of crop nutrients and salt, and served in various executive positions, including General Manager of the Food Ingredients Division, Director of the Flame Retardants & Fluids Business and Europe, Middle East, Africa Agricultural Chemicals Area Director of FMC Corporation (NYSE:FMC), a global producer of chemicals and machinery. Mr. White also currently serves as Vice Chair of the Dean’s Advisory Council for the College of Agriculture, Food and Environmental Sciences at California Polytechnic State University.  Through 2021 he was president and director of the Charlestowne Neighborhood Association (SC), and until 2014 served as a Trustee of the Barrington Hills (IL) Police Pension Fund.

Mr. White holds a B.A. in History (Highest Honors) from California Polytechnic State University, San Luis Obispo and an M.B.A. in Finance and Multinational Enterprise from the Wharton Graduate School of Business at the University of Pennsylvania.

Mr. White’s extensive leadership experience in the agricultural and chemical industries, strategic development and public company governance, among other factors, led the Board to conclude that he should serve as a director.

JACK E. GOLSEN Age: 93 Chairman Emeritus

Jack E. Golsen, age 93, is our Chairman Emeritus and the founder of the Company.  He served as the Executive Chairman of the Company’s Board from January  2015 until January 2018 and as the Company’s Chairman of the Board and Chief Executive Officer from 1969 until 2014, as well as the Company’s President from 1969 until 2004. In 1996, he was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma’s leading industrialists. Mr. Golsen is a Trustee of Oklahoma City University and has served on its Finance Committee for many years. Formerly, he was a director of United Way of Oklahoma.  During his career, he acquired or started the companies which formed the Company. He has served on the boards of insurance companies, several banks, including Oklahoma’s largest bank at the time, and was Board Chairman of Equity Bank for Savings N.A., which was formerly owned by the Company. In 1972, he was recognized nationally as the person who prevented a widespread collapse of the Wall Street investment banking industry. Refer to The Second Crash by Charles Ellis, five other books and Fortune Magazine. Mr. Golsen has a Bachelor of Science degree from the University of New Mexico and studied at Tufts College and Boston University.

LSB Industries Proxy Statement	10

Proposal 2 — Approval of the LSB Industries, Inc. Employee Stock Plan

Overview

On March 9, 2022, upon the recommendation of the Compensation Committee, our Board adopted our 2022 Employee Stock Purchase Plan (the “ESPP”). We are requesting that stockholders approve the ESPP, the material terms of which are described under “Summary of the ESPP” below. The ESPP will not become effective unless it is approved by our stockholders.

The purpose of the ESPP is to enable eligible employees of the Company and certain of its subsidiaries to use payroll deductions to purchase shares of our Company common stock (our “Common Stock”). Our Board believes that the ownership of shares of our Common Stock by our employees will motivate our employees to contribute to the achievement of our corporate objectives and our success.

As of March 14, 2022, 2,422,366 shares of our Common Stock were available for future issuance or subject to outstanding awards under our 2008 Incentive Stock Plan (the “2008 Plan”) and our 2016 Long Term Incentive Plan (the “2016 LTIP”), which represents 3% of our Common Stock outstanding on such date, and an additional 4,500,000 shares, representing 5% of our Common Stock outstanding as of March 14, 2022, are proposed to be made available for issuance under the ESPP pursuant to this Proposal 2.

Summary of the ESPP

The following is a brief summary of the material terms of the ESPP. A copy of the ESPP is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following description of the material terms of the ESPP is qualified in its entirety by reference to the full text of the ESPP.

The ESPP is intended to enable eligible employees to purchase shares of our Common Stock and thereby acquire an interest in the future of the Company. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The ESPP will be administered by the Compensation Committee, which will have the discretionary authority to interpret the ESPP, determine eligibility under the ESPP, prescribe forms, rules and procedures relating to the ESPP and otherwise do all things necessary or desirable to carry out the purposes of the ESPP. Our Board may at any time act in the capacity of the administrator of the ESPP (including with respect to such matters that are not delegated to the Compensation Committee). The Compensation Committee (or our Board) may delegate to one or more of its members (or one or more members of our Board) such of its duties, powers, and responsibilities as it may determine and to employees or other persons as it determines such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to the Compensation Committee, our Board or any authorized delegates, as applicable.

Shares Subject to the ESPP

Subject to adjustment as described below, the aggregate number of shares of our Common Stock available for purchase pursuant to the exercise of options under the ESPP is 4,500,000 shares. Shares will not be treated as delivered and will not reduce the number of shares in the aggregate unless and until, and to the extent, they are actually delivered to a participant. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option will remain available for purchase under the ESPP.  The closing price of share of our Common Stock as reported on NYSE on March 14, 2022 was $19.25 per share.

Eligibility

Participation in the ESPP will generally be limited to our employees and employees of our subsidiaries who have been continuously employed by the Company or one of its subsidiaries, as applicable, for a period of at least 30 days as of the first day of an applicable offering period and who satisfy the requirements set forth in the ESPP. The Administrator may establish additional or other eligibility requirements, or change the requirements described in this paragraph, to the extent consistent with Section 423 of the Code. Any employee who owns shares possessing five percent or more of the total combined voting power or value of all classes of shares of us or our parent or subsidiaries, if any, will not be eligible to participate in the ESPP.

General Terms of Participation

The ESPP allows eligible employees to purchase shares of our Common Stock during specified offering periods. Unless otherwise determined by the Administrator, offering periods under the ESPP will be six months in duration and commence on the first business day of January and July of each year. During each offering period, eligible employees will be granted an option to purchase shares of our Common Stock on the last business day of the offering period. A participant may purchase a maximum of 4,500 shares with respect to any offering period (or such other number as the Administrator may prescribe). No participant will be granted an option under the ESPP that permits the participant’s right to purchase shares of our Common Stock under the ESPP and under all other employee stock purchase plans of us or our parent or subsidiaries, if any, to accrue at a rate that exceeds $25,000 in fair market value (or such other maximum as may be prescribed by the Code) for each calendar year during which any option granted to the participant is outstanding at any time, determined in accordance with Section 423 of the Code.

The purchase price of each share issued pursuant to the exercise of an option under the ESPP on an exercise date will be 90% (or such other percentage as specified by the Administrator) of the closing price of a share of our Common Stock on the exercise date (or, if no closing price is reported for that date, the closing price on the immediately preceding day on which a closing price is reported), which will be the last business day of the offering period.

The Administrator may change the commencement and exercise dates of offering periods, the purchase price, the maximum number of shares that may be purchased with respect to any offering period, the duration of any offering periods and other terms of the ESPP, in each case, without stockholder approval, except as required by law.

LSB Industries Proxy Statement	11

Participants in the ESPP will pay for shares purchased under the ESPP through payroll deductions. Participants may elect to authorize payroll deductions between 1% and 10% of the participant’s eligible compensation each payroll period.

Transfer Restrictions

For participants who have purchased shares under the ESPP, the Administrator may impose restrictions prohibiting the transfer, sale, pledge or alienation of such shares, other than by will or by the laws of descent and distribution, for such period as may be determined by the Administrator.

Adjustments

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure that constitutes an equity restructuring, the Administrator will make appropriate adjustments to the aggregate number and type of shares available for purchase under the ESPP, the number and type of shares granted under any outstanding options, the maximum number and type of shares purchasable under any outstanding option and/or the purchase price per share under any outstanding option.

Corporate Transactions

In the event of certain covered transactions (including a consolidation, merger or similar transaction, a sale of substantially all of our assets or shares of our Common Stock, our dissolution or liquidation or such other corporate transaction as is determined by the Administrator), the Administrator may provide that each outstanding option will be assumed or substituted for or will be cancelled and the balances of participants’ accounts returned, or that the offering period will end before the date of the proposed covered transaction.

Amendments and Termination

The Administrator has discretion to amend the ESPP to any extent and in any manner it may deem advisable, provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code will require stockholder approval. The Administrator may suspend or terminate the ESPP at any time.

Certain Federal Income Tax Consequences of the ESPP

The following is a brief summary of certain U.S. federal income tax consequences associated with the shares purchased under the ESPP. This summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the ESPP, nor does it cover the income tax laws of any state, local or non-U.S. jurisdiction in which the participant may reside.

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Code. Assuming the ESPP is and remains so qualified, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the participant's holding period with respect to the shares acquired under the ESPP. If the participant sells or otherwise disposes of the purchased shares, other than following the participant’s death while owning the shares, within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, (i.e. before expiration of the holding periods), the participant will recognize ordinary income in the year of sale or disposition generally measured as the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. Any additional gain or loss upon the disposition will generally be long-term or short-term capital gain or loss, depending on the participant’s holding period with respect to the shares.  If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, or upon the participant’s death while owning the shares, then the participant will recognize ordinary income in the year of sale or disposition measured as the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) an amount equal to the excess of the fair market value of the shares on the date of commencement of such offering period over the purchase price for the right as determined on the offering date.  Any additional gain upon the disposition will be treated as a long-term capital gain.  If shares held for the periods described above are sold and the sale price is less than the purchase price, there is no ordinary income and the participant generally will have long-term capital loss equal to the difference between the sale price and the purchase price. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Because awards to employees under the ESPP are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the ESPP are not determinable at this time. Future purchase prices are not determinable because they are based upon the fair market value of shares of our Common Stock at the beginning and end of each applicable offering period.

Vote Required

The affirmative vote of holders of at least a majority of the votes cast on this proposal is required to approve the ESPP. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of the vote on this proposal.

LSB Industries Proxy Statement	12

Proposal 2 — Approval of the LSB Industries, Inc. Employee Stock Plan

Equity Compensation Plan Information

The following table shows, as of December 31, 2021, information with respect to our equity compensation plans under which shares of common stock are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, restricted stock units, warrants, and rights (a)(1)	Weighted average exercise price of outstanding options, restricted stock units, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(2)	222,743	$1.50	2,800,002	(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	222,743	$1.50	2,800,002

(1)

As of December 31, 2021, there were options and restricted stock units outstanding to acquire a total of 222,743 shares of common stock under our 2008 Stock Incentive Plan and 2016 LTIP, which represent 0.2% of the number of common stock outstanding. A total of 1,691,243 unvested shares of time-based restricted stock were excluded from this column (a) as those shares are considered issued at the time of grant.  The weighted average price in column (b) includes restricted stock units which do not have an exercise price.

(2)

Plans previously approved by the stockholders include our 2008 Stock Incentive Plan and our 2016 LTIP. Following approval of the 2016 LTIP at our annual meeting of stockholders held in June 2016, no further awards can be granted under our 2008 Stock Incentive Plan. The amount in column (c) represents the number of shares available for issuance under our 2016 LTIP as of December 31, 2021.

(3)

On January 20, 2022, our Board approved awards of restricted stock units (RSUs) to Messrs. Behrman, Burns, Foster and Renwick and Ms. Maguire covering 303,574 shares of common stock.  On March 8, 2022, an award of RSUs was granted to Ms. Carver covering 7,032 shares of common stock. As of March 14, 2022, 2,422,366 shares remained available for issuance pursuant to future awards under the 2016 LTIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE LSB INDUSTRIES INC. EMPLOYEE STOCK OPTION PLAN

LSB Industries Proxy Statement	13

Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2022

The Audit Committee has appointed the firm of Ernst & Young LLP (“E&Y”) as its independent registered public accounting firm for 2022. E&Y has served as our auditors for more than five years, including the fiscal year most recently completed. If the stockholders do not ratify the appointment of E&Y, the Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2022 or future years.

Consistent with past practices, it is expected that one or more representatives of E&Y will attend the annual meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

LSB Industries Proxy Statement	14

Proposal 4 — Advisory Vote to Approve Named Executive Officer Compensation

We are asking our stockholders to approve the following advisory resolution related to the compensation of the Company’s named executive officers commonly known as a “say-on-pay” proposal:

RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and the compensation tables, and the related narrative discussion in this Proxy Statement.

Our stockholders’ opinions are important to us and we hold this advisory vote annually in order to get a better understanding of their views on the compensation of our named executive officers and its alignment with stockholder interests. The Board and the Compensation Committee, which is composed of independent directors, will review and take into account the outcome of this vote when considering future executive compensation decisions.

Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the narrative disclosure related to executive compensation disclosure in this Proxy Statement, which provide information about our compensation policies and the compensation of our named executive officers. Stockholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

The Board intends to hold this vote annually, and the next advisory vote to approve named executive officer compensation will occur in 2023.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE RESOLUTION TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

LSB Industries Proxy Statement	15

Corporate Governance

Corporate Responsibility

The LSB Industries, Inc. Environmental, Social and Governance Framework

Our Purpose

As a public company and as a member of the communities where we live and work, it is our obligation to maximize long-term value of the Company for all our stakeholders, including our employees, customers, stockholders, the communities where we operate and the environment. We do this by focusing on safety throughout the Company, on efficiently operating our business and on actively implementing efficient capital management strategies. As we work to achieve success in these endeavors, we are constantly mindful of our responsibility as an organization to be a good corporate citizen. In every facet of operating our company, we base our decisions on a set of core values that we’ve established that lead us to strive to not only minimize any negative impacts of our operations on the aspects of our society and environment that we come in contact with, but to also improve society and the environment.

LSB Industries Proxy Statement	16

Corporate Governance

LSB Industries Sustainability Priorities

"LSB is committed to improving the world by setting goals that will reduce our environmental impact on the planet and improve the quality of life of its people. Our operations are linked to thirteen of the seventeen United Nations Sustainable Development Goals. We have been and will continue to work on several opportunities to improve our sustainable development goals and our future plans will be disclosed later in the year."

Mark Behrman, President & CEO

In our daily efforts to be good corporate citizens, we seek to produce positive outcomes for the world around us in five main areas:

- Environmental Stewardship
- Product Stewardship
- Employee Well-being
- Community Enhancement
- Responsible Corporate Governance

Planet

Environmental — UN Sustainable Development Goals

CLIMATE CHANGE
Goal 9 | Goal 12 | Goal 13

- Report Scope 1 & 2 greenhouse gas (GHG) emissions and energy use in accordance with the Global Reporting Initiative (GRI), the Sustainability Accounting Standard Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD)
- Develop GHG emissions reduction targets in 2022
- Identify GHG reduction projects, including N_2O abatement and blue and green ammonia opportunities

CLEAN ENERGY
Goal 7 | Goal 12 | Goal 13

- Identify renewable energy sources for production facilities, including renewable electricity
- Identify renewable natural gas (RNG) sources that can be used in feedstocks and/or heating

ECOSYSTEM
Goal 3 | Goal 12 | Goal 15

- Compare Toxic Release Inventory (TRI) reports to industry peers
- Report environmental incidents and set annual reduction targets

WATER USE
Goal 6 | Goal 12 | Goal 14

- Analyze and report total water consumption and water use intensity per ton of product
- Identify opportunities for water reuse and reduction

PRODUCT STEWARDSHIP
Goal 2 | Goal 8 | Goal 17

- Support The Fertilizer Institute's (TFI) initiatives to educate growers about the 4R nutrient stewardship
- Ensure customers and end users of our products have the most up-to-date information they need to safely handle, use, transport and dispose of our products in compliance with laws and following best environmentally friendly practices

People

Social — UN Sustainable Development Goals

SAFETY
Goal 3 | Goal 12

- Develop a strategy to reduce American Petroleum Institute (API) Tier 1 releases
- Strive towards zero Serious Injury and Fatality (SIF) and Total Recordable Injuries (TRI)

DIVERSITY, EQUITY, AND INCLUSION
Goal 5 | Goal 8

- Report workforce composition, including racial and gender diversity
- Set a target for female and racial minority representation in senior management roles

COMMUNITY ENGAGEMENT
Goal 16

- Report community investment activities and hours volunteered
- Institute an employee volunteer day

Governance

CORPORATE BEHAVIOR AND ETHICS
Goal 8 | Goal 17

- Report board composition including racial and gender diversity
- Achieve 100% employee participation in annual training and certification
- Engage with suppliers and customers to identify and pursue opportunities that align with LSB's ESG goals

LSB INDUSTRIES

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Corporate Governance

United Nations Sustainable Development

Goals Addressed by LSB Industries

Zero Hunger - End hunger, achieve food security and improved nutrition and promote sustainable agriculture	Responsible Consumption and Production - Ensure sustainable consumption and production patterns
Good Heath and Well-Being - Ensure healthy lives and promote well-being for all at all ages	Climate Action - Take urgent action to combat climate change and its impacts
Gender Equality - Achieve gender equality and empower all women and girls	Life Below Water - Conserve and sustainably use the oceans, seas and marine resources for sustainable development
Clean Water and Sanitation – Ensure availability and sustainable management of water and sanitation for all

Life on Land - Protect, restore and promote sustainable use of terrestrial ecosystems, sustainably manage forests, combat desertification, and halt and reverse land degradation and halt biodiversity loss

Affordable and Clean Energy - Ensure access to affordable, reliable, sustainable and modern energy for all

Peace, Justice, and Strong Institutions - Promote peaceful and inclusive societies for sustainable development, provide access to justice for all and build effective, accountable and inclusive institutions at all levels

Decent Work and Economic Growth - Promote sustained, inclusive and sustainable economic growth, full and productive employment and decent work for all	Partnerships for the Goals - Strengthen the means of implementation and revitalize the global partnership for sustainable development
Industry, Innovation, and Infrastructure - Build resilient infrastructure, promote inclusive and sustainable industrialization and foster innovation

Our vision is to become a “best-in-class” diversified chemical manufacturer that constantly strives to be a good corporate citizen.  We place a strong focus on the aspects of our operations where we believe we can have the greatest impact, and to-date, have been successful in this regard.  But our endeavors to become a better employer, a better community member and a better champion for the environment have no end points.  Our pursuit of “best-in-class” is never completed, but rather is a journey that we walk each day, and we thank every person in our organization, as well as our suppliers and customers for their partnership, support and persistence on this journey.  For further information, go to www.lsbindustries.com/sustainability.

Board Oversight of ESG

Our Board is engaged in overseeing our business strategies and related risks and opportunities.  This includes ESG topics.  The Committees of the Board facilitate oversight of issues that impact many areas of our business and the Board and various Committees continue to review the manner in which oversight of ESG topics is exercised.  Committees report out to the full Board on key issues.   Examples of ESG oversight include:

•	The Audit Committee has primary oversight over capital investment including alignment with our ESG objectives.
•	The Compensation Committee has primary oversight over human capital management.
•

The Nominating and Corporate Governance Committee has primary oversight over the Company’s practices and positions to advance our corporate citizenship, including environmental, sustainability and corporate social responsibility initiatives.

Board Diversity

We believe that having a mix of directors on the board who are from varied backgrounds and who bring a diverse range of perspectives and insights, foster enhanced decision-making, promote better corporate governance and build board capability.

Our belief is reflected in our Corporate Governance Guidelines, which recognizes that only highly qualified candidates with the right personal qualities (such as leadership skills, integrity, time and commitment), core business skills and industry experience will be considered as board members. While the qualifications of each

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Corporate Governance

individual director are paramount, diversity criteria relating to the director’s age, tenure, geographic location, education, gender and ethnicity must also be given due consideration. We recently updated our diversity criteria to formally acknowledge the Company’s goal to include, women and minority candidates in its director search process. These updates confirm our commitment to diversity and inclusion and the diversity criteria that are always considered.  Of our current directors, two are women and one of our female directors is a member of a minority group. Our Corporate Governance Guidelines are available for Review at www.lsbindustries.com/investors.

Executive Diversity

We believe that a diverse workplace culture drives enhanced decision-making and can influence employee attraction and retention, as well as customer satisfaction. Diversity in our business creates long-term value by aligning LSB’s business perspectives with an increasingly diverse customer base, building capability to operate in our markets and enabling the Company to recruit from a larger talent pool. Within our senior executive leadership team, as is the case within the Company as a whole, the level of representation from diverse groups is a criterion that we give due consideration when identifying candidates for senior leadership roles. We do not mandate specific diversity targets in hiring executive officers due to the small size of this group and the need to carefully consider a broad range of criteria. Of our current senior executive team, four are women, including two of our named executive officers for this proxy statement and two of our executives, including one female executive, are members of a minority group.

Corporate Governance Highlights

The Board is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the Board’s thoughtful oversight of the Company’s business decisions and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goal of becoming a best-in-class chemical producer. Highlights include:

•	An increasingly diverse Board with the appropriate mix of skills, experience and perspective. 22% of our directors are women and one of our directors is a member of a minority group;
•	The appointment of a non-Executive Chairman of the Board;
•

Seven of our nine directors are independent under NYSE listing standards, with the non-independent directors consisting of Mr. Behrman, and Mr. B. Golsen.  While such directors are not deemed to be independent, we believe their interests are aligned with the Company’s as a result of their significant ownership interest in the Company;

•	All Board committees are fully independent;
•	Policy limiting the number of public company boards on which directors may serve;
•	A portion of all executives’ annual compensation is tied to the achievement of environmental and safety metrics, reflecting the importance of our employees and their safety to the Company;
•	Minimum share ownership guidelines for Directors and requirements for Executive Officers;
•	Anti-Hedging of Company Securities Policy; and
•	Stockholder ratification of the selection of external audit firm.

Meetings of the Board

Our Board held 7 meetings in 2021. Like many companies, as a result of the COVID-19 pandemic, we have moved to a virtual meeting format.  We have found the virtual meeting format to work well and we will continue to review the right mix of in-person and virtual meetings going forward.  All directors, for the period of time they served on the Board in 2021, attended 100% of the combined total of the meetings held by the Board and the meetings held by all committees of the Board on which each director served.

Board Leadership Structure

In December 2018, Mr. Roedel was named Chairman of the Board, and Mr. Behrman became the Chief Executive Officer. The responsibilities of the Chairman of the Board generally include:

•	Chairing all meetings of the Board;
•	Assisting the Board and management in providing leadership and developing overall corporate strategy;
•	Building consensus in the development of the Company’s overall strategic plan;
•	Serving as a liaison between management and the directors; and
•	Overseeing the Board’s stockholder communications policies.

The Board reviews the appointment of the Chairman on an annual basis.

Committees of the Board of Directors and Committee Charters

The Board has three separately designated active standing committees: a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee. The Board has adopted written charters for each of these committees. The Board has determined that all members of these committees are independent directors and satisfy the Securities and Exchange Commission (“SEC”) and NYSE requirements for independence. A current copy of the charters of the aforementioned committees along with our corporate governance guidelines are available on our website at www.lsbindustries.com and are also available from the Company upon request to the Secretary. The following sets forth the current members of each committee and current Board class expiration year:

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Corporate Governance

Name	Class	Age	Director Since	Audit	Nominating and Corporate Governance	Compensation

Mark T. Behrman	2022	59	2018
Jonathan S. Bobb	2022	46	2015	X		X
Richard Sanders, Jr.	2022	65	2014	X	X
Steven L. Packebush	2023	57	2020	X	X
Diana M. Peninger	2023	57	2020	X		X
Lynn F. White	2023	69	2015	X		Chair
Barry H. Golsen	2024	71	1981
Kanna Kitamura	2024	49	2018		X	X
Richard W. Roedel	2024	72	2015	Chair	Chair	X

Director Statistics

Gender Diversity	Racial Diversity	Average Age	Independence	Average Tenure
22%	11%	61	78%	9

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists entirely of independent directors who were appointed by the Board to serve until their successors are appointed and qualified. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the NYSE. During 2021, the Nominating and Corporate Governance Committee held 4 meetings.

The Nominating and Corporate Governance Committee is primarily responsible for:

•	Developing and recommending to the Board, appropriate corporate governance principles and practices and assisting the Board in implementing those practices; and
•

Developing criteria for, and identifying individuals qualified to become, members of the Board and recommending to the Board nominees for election at the annual meetings of stockholders or for appointment to fill vacancies.

•

Oversee and make recommendations to the Board with respect to the management of the Company’s strategy, initiatives, risks, opportunities and reporting on material environmental, social and governance (“ESG”) matters, to the extent not otherwise overseen by another Board committee.

The Nominating and Corporate Governance Committee periodically assesses the skills and experience needed for the Board to properly direct the business and affairs of the Company. The Nominating and Corporate Governance Committee seeks Board candidates possessing the following qualities:

•	Diverse mix of skills, qualifications and experience, including business leadership, financial expertise, corporate governance, chemical expertise, and legal and risk management;
•	Proven leadership, sound judgment, integrity and a commitment to the success of the Company; and
•	Independence, financial literacy, personal and professional accomplishments and experience considering the needs of the Company.

The Nominating and Corporate Governance Committee evaluates the skills, qualifications, experience and expertise of candidates to determine director nominees. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees.

The Nominating and Corporate Governance Committee is also responsible for:

•

Advising the Board about the appropriate composition of the Board and its committees, including recommendations related to the Board’s leadership structure and the designation of individuals to serve as Chairman of the Board and Lead Director (if any); and

•	Leading the evaluation of the Board through an annual review of the performance of the Board and its committees.

The Nominating and Corporate Governance Committee considers the qualifications of director candidates recommended by stockholders and evaluates each of them using the same criteria the Nominating and Corporate Governance Committee uses for incumbent or other candidates identified by the Nominating and Corporate Governance Committee. Director candidate recommendations by stockholders must be made in compliance with the procedures set forth in our Bylaws by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chairman of the Nominating and Corporate Governance Committee, in care of the Secretary of the Company, 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116. Please indicate “Nominating and Corporate Governance Committee” on the envelope.

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Corporate Governance

Audit Committee

The Audit Committee assists the Board in (i) overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, (ii) preparing the report required by the SEC to be included in the Company’s annual proxy and (iii) providing oversite of the Company’s Enterprise Risk Management program.

In carrying out these purposes, the Audit Committee, among other things, is responsible for:

•	Providing an open means of communication among the independent auditors, financial and senior management, the internal auditors and the Board;
•	Appointing, evaluating and approving the appointment, compensation, retention and oversight of the independent registered public accounting firm;
•	Approving in advance all auditing services and permitted non-audit services to be provided by the independent auditor;
•	Annually considering the qualifications, independence and performance of the independent registered public accounting firm;
•	Reviewing recommendations of the independent registered public accounting firm concerning our accounting principles, internal controls and accounting procedures and practices;
•	Providing oversight of the internal audit function;
•	Reviewing and approving the scope of the annual audit;
•	Providing oversight to the Company’s Enterprise Risk Management Program;
•	Reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements;
•

Reviewing legal matters and the Company’s compliance programs and other systems in place designed to ensure that the Company’s financial statements, reports and other financial information satisfy applicable legal, regulatory or NYSE requirements; and

•	Performing such other duties as set forth in the Audit Committee Charter.

During 2021, the Audit Committee held 7 meetings.

Audit Committee Financial Expert

In 2021, the Board evaluated the members of the Audit Committee and believes that each member of the Audit Committee is financially literate and that each member has sufficient background and experience to fulfill the duties of the Audit Committee. The Board has determined that Mr. Roedel satisfies the definition of “audit committee financial expert” under the NYSE listing standards and applicable SEC regulations.

 Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company and its subsidiaries and management’s report on the Company’s internal control over financial reporting in the 2021 annual report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible Audit Committee Report with maintaining the firm’s independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company’s internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, evaluations by management and the independent registered public accounting firm of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with the Company’s compliance officer. The Audit Committee held nine meetings during 2022.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report    on Form 10-K for the year ended December 31, 2022 and filed with the SEC. The Audit Committee also reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022. Stockholders are being asked to ratify that selection at the 2022 annual meeting.

Submitted by the Audit Committee of the Company’s Board of Directors.

Richard W. Roedel (Chair)

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Corporate Governance

Jonathan S. Bobb Steven L. Packebush Diana M. Peninger Richard S. Sanders
Lynn F. White

Notwithstanding anything to the contrary set forth in our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the foregoing report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

LSB Industries Proxy Statement	22

Corporate Governance

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by E&Y for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2021 and 2020, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and for review of SEC-related documents for those fiscal years were approximately $1,346,800 and $880,000, respectively.

Audit-Related Fees

E&Y billed us $39,500 and $38,500 during 2021 and 2020 for audit-related services, which included services relating to our benefit plan audits.

Tax Fees

E&Y billed us $151,193 and $198,884 during 2021 and 2020, respectively, for tax services, which included tax return review and preparation, tax consultations and planning.

All Other Fees

E&Y billed us $283,952 during 2021 for financial and tax due diligence related services (not applicable for 2020).

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving all engagements with E&Y to perform audit or non-audit services for us prior to us engaging E&Y to provide those services. All of the services outlined under the headings “Audit Related Fees,” “Tax Fees,” and “All Other Fees,” above were approved by the Audit Committee. The Audit Committee of our Board has considered whether E&Y’s provision of the services described above for the fiscal years ended December 31, 2021 and 2020 is compatible with maintaining its independence.

Audit Committee’s Pre-Approval Policies and Procedures

All audit and non-audit services that may be provided to us by our principal accountant, E&Y, require pre-approval by the Audit Committee. The Audit Committee delegates such pre-approval of services to the Chairman of the Audit Committee. The Audit Committee or the Chairman of the Audit Committee evaluates the pre-approval request to determine the appropriateness of the proposed project and proposed fee. Further, E&Y may not provide to us those services specifically prohibited by the SEC.

Oversight of Risk Management

The Board oversees management’s risk management activities, including those relating to credit risk, liquidity risk, and operational risk, through a combination of processes. The Board believes effective risk management will enable us to accomplish the following:

•	Timely identification of material risks that the Company encounters, including an annual review of enterprise risks with management;
•	Communication of necessary information with respect to material risks to senior executives and, as appropriate, the Board or relevant committee of the Board;
•	Implementation of appropriate and responsive risk management strategies consistent with the Company’s risk profile; and
•	Integration of risk management into the Company’s decision-making.

In addition to the Company’s compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company.

The Audit Committee is responsible for overseeing the Company’s policies with respect to risk assessment and risk management relating to the Company’s major financial risk exposures and to review and discuss such material risks and the steps taken to monitor and control such exposures.

Enterprise Risk Management

LSB has a robust enterprise risk management program that facilitates identification, communication and management of the most significant risks throughout the Company.  We employ a formalized frame work in which risk, governance and oversight are largely embedded in our organization and control structures. Included in our formal process are regular risk assessments.  The purpose of these risk assessments is:

•	To assess internal and external events that affect the achievement of the organization’s objectives
•	Provide an overview of the key risks facing the business
•	Present a broad, holistic view of the risk management framework across the business

The risk assessment is performed through information gathering, analysis and meetings with plant managers, sales, logistics, finance, and other teams across the organization.

Our CFO and General Counsel are accountable for ensuring that enterprise risk oversight and management processes are established and operating effectively.  The Audit Committee is primarily responsible for the risk oversight function and regularly reports out the full Board on the enterprise risks. The CFO and General Counsel report directly to the CEO on risk management matters and management regularly provides reports to the Audit Committee and the full Board.  We believe that our leadership structure supports the Board’s risk oversight.

Code of Ethics

The Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, treasurer, and the controllers of each of our subsidiaries, or persons performing similar functions, are subject to our Code of Ethics for CEO and Senior Financial Officers. Additionally, we and each of our subsidiary companies have adopted a Code of Business Conduct applicable to all of the employees, officers and directors of the Company and its subsidiaries.

Our Code of Ethics for CEO and Senior Financial Officers and Code of Business Conduct are available on our website at www.lsbindustries.com. We will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the SEC or the NYSE, on our website (to the extent applicable to the Company’s executive officers, senior financial officers or directors).

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Corporate Governance

Compensation Committee

Our Compensation Committee is comprised of non-employee, independent directors in accordance with the rules of the NYSE. During 2021, the Compensation Committee held 6 meetings.

The Compensation Committee’s responsibilities include, among other duties:

•

Determining the individual elements of total compensation for the Company’s President and Chief Executive Officer, the other executive officers and the Company’s non-employee directors, and approving specific corporate goals and objectives relevant to their compensation;

•

Overseeing management’s compliance with the compensation reporting requirements of the SEC, the NYSE and any other regulatory bodies, including reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K, and determining whether to recommend to the Board that the CD&A be included in the proxy statement or Annual Report on Form 10-K;

•

Reviewing, evaluating and overseeing the incentive, equity-based and other compensation agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

•	Conducting an annual review of the Chief Executive Officer’s performance and discussing the Chief Executive Officer’s review of the other executive officers; and
•	Performing other functions or duties deemed appropriate by the Board.

Recommendations regarding non-equity compensation of our non-executive officers and our named executive officers are made by our Chief Executive Officer, other than decisions related to his own compensation, and are presented for discussion with the Compensation Committee.

During 2021, the agenda for meetings of the Compensation Committee was determined by its Chairman with the assistance of our Chief Executive Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer. At each Compensation Committee meeting, the Compensation Committee also meets in executive session without the Chief Executive Officer. The Compensation Committee may delegate authority to the Chief Executive Officer in order to fulfill certain administrative duties regarding the compensation programs.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. If a compensation consultant is engaged, the Compensation Committee reviews the total fees paid to such outside consultant by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Compensation Committee. During 2021, the Compensation Committee retained Compensation Strategies, Inc. ("Compensation Strategies”) as its independent compensation consultant to advise the Compensation Committee on matters related to executive and non-employee director compensation. For information regarding the compensation consultant, please see “Executive Compensation — Compensation Discussion and Analysis-Use of Compensation Consultant” in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee has the authority to determine the compensation of all of our officers. The Compensation Committee considered the recommendations of the Chief Executive Officer when setting the compensation of our officers. During 2021, the Chief Executive Officer did not make any recommendation regarding his own compensation. None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K during 2021. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during 2021.

Board Independence

The Board has determined that Messrs. Roedel, White, Bobb, Packebush and Sanders and Mmes. Kitamura and Peninger are “independent” in accordance with the current listing standards of the NYSE. Our independent directors are regularly scheduled to meet in executive session following each meeting of the Board.

The Board has affirmatively determined that each of the independent directors had no material relationship with the Company whether directly or as a partner, stockholder or officer of an organization that had a relationship with the Company during 2021. Directors responded to a questionnaire asking about their relationships (and those of their immediate family members) with us and other potential conflicts of interest.

The Board determined that the members of each of the Audit Committee, Compensation Committee, and Nominating Committee meet the independence tests of the NYSE and the SEC.  In connection with the independence of each non-employee director, the Board also determined that each member of the Audit Committee and Compensation Committee meets the additional independence standards of the NYSE and SEC applicable to members of the respective committees.

Communication with the Board

Our Board believes that it is important for us to have a process whereby stockholders may send communications to the Board. Stockholders and interested parties who wish to communicate with the Board, the Chairman, the independent directors as a group, or a particular director, may do so by sending a letter to the Chairman of the Board of Directors at 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder or an interested party and clearly state whether the intended recipients are all members of the Board, the Chairman, the independent directors, non-management directors, or only certain specified individual directors. The Chairman will make copies of all such letters and circulate them to the appropriate director or directors.

LSB Industries Proxy Statement	24

Corporate Governance

Policy as to Related Party Transactions

Pursuant to the Audit Committee Charter, our Audit Committee reviews any related party transactions involving any of our directors and executive officers. The Audit Committee believes that it considers all relevant facts and circumstances in its review process.

The following related party transactions were reviewed by the Audit Committee or the Board as a whole:

•

In July 2021, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with LSB Funding (the “Holder”), an affiliate of Eldridge Industries, LLC and other affiliates, which Exchange Agreement was voted on and approved by our stockholders at a special meeting held during September 2021. Pursuant to the terms of the Exchange Agreement, the Holder would exchange all of the shares of the Series E-1 and Series F-1 Redeemable Preferred into our common stock based on the liquidation preference (“Liquidation Preference”), at the time of the exchange, and an exchange price of $6.16, which is equal to the 30-day volume weighted average price as of the date of the Exchange Agreement.  The Liquidation Preference primarily consists of $1,000 per share of Series E Redeemable Preferred plus accrued and unpaid dividends and the participation rights value.

On September 27, 2021, the closing of the Exchange Agreement occurred, and the Exchange Transaction was consummated. Pursuant to the terms of the Exchange Agreement, the Holder exchanged all of the shares of the Series E-1 and Series F-1 Redeemable Preferred for approximately 49.1 million shares of our common stock.

The total fair value of the approximately 49.1 million shares of common stock issued was approximately $531.1 million (based on the average per share price on the date of closing). The fair value of the common stock issued was in excess of the Series E-1 and Series F-1 Redeemable Preferred carrying amount, net of the bifurcated embedded derivative and unamortized issuance costs, by approximately $231.8 million and was treated as a deemed dividend for financial reporting purposes.

•

In August 2021, our Board, declared a common stock dividend (“Special Dividend”) contingent on the closing of the Exchange Transaction discussed above. As a result of the stockholders’ approval and the closing of the Exchange Transaction, such Special Dividend was effected in the form of a stock dividend of 0.3 shares of our common stock, for each outstanding share of common stock (exclusive of common stock held in the treasury and the common shares issued as part of the Exchange Transaction),

In October 2021, the Special Dividend was paid through the issuance of approximately 9.1 million shares of common stock, which amount included approximately 1.2 million shares to LSB Funding and approximately 0.7 million shares to the Golsen Holders.  In addition, pursuant to the anti-dilution terms of the Series B and Series D Preferred that were held by the Golsen Holders, the conversion ratio of the Series B Preferred increased to 43.3333 to 1 from 33.3333 to 1 and the Series D Preferred increased to 0.325 to 1 from 0.25 to 1.

•

In October 2021, the Company completed the issuance and sale of $500 million in aggregate principal amount of its 6.25% Senior Secured Notes due 2028 (the “New Notes”), of which an affiliate of LSB Funding holds $30 million of the New Notes. A portion of the proceeds from the New Notes was used to redeem all of our existing 9.625% Senior Secured Notes due 2023 (the "Old Notes"), of which an affiliate of LSB Funding held $50 million of the Old Notes.

•

In December 2021, Golsen Family LLC, SBL LLC and Golsen Petroleum Corp., the holders of all of the outstanding shares of Series B and Series D Preferred provided notice to convert all of their shares of Series B Preferred and Series D Preferred into approximately 1.2 million shares of our common stock, pursuant to the terms of these securities.  Pursuant to the terms of these securities, our Board declared, and the Company paid the accumulated dividends totaling approximately $1.9 million on the Series B and Series D Preferred.

LSB Industries Proxy Statement	25

Our Named Executive Officers

MARK T. BEHRMAN

Mr. Behrman, age 59, became our President and Chief Executive Officer effective December 30, 2018. He served as the Company’s Executive Vice President and Chief Financial Officer from June 2015 and its Senior Vice President of Corporate Development beginning in March 2014. Mr. Behrman’s biographical information is set forth above. See “Nominees for the Class of Directors Whose Term Will Expire 2025”.

CHERYL A. MAGUIRE

Ms. Maguire, age 44, became the Company’s Executive Vice President and Chief Financial Officer in January 2020.  She was previously the Company’s Senior Vice President and Chief Financial Officer. She joined the Company as Vice President, Financial Planning and Accounting in November 2015. She has more than 20 years of financial and accounting experience across manufacturing and energy industries. Prior to joining the Company, Ms. Maguire served as a Senior Manager of financial planning and analysis with LyondellBasell, a large international plastics, chemicals and refining company, from July 2012 to June 2015. Ms. Maguire was previously head of external reporting, corporate accounting, accounting policy and financial analysis at Petroplus, a European Refining company. During her career, Ms. Maguire was integral to the financial integration of large-scale acquisitions, the execution of multiple debt and equity transactions and the implementation of several corporate restructurings and business turnarounds. She began her career at Grant Thornton LLP. Ms. Maguire holds a Bachelor of Business Administration from University of Prince Edward Island and is a certified public accountant.

MICHAEL J. FOSTER

Mr. Foster, age 55, became the Company’s Executive Vice President, General Counsel and Secretary on December 30, 2018. He joined the Company as Senior Vice President, General Counsel and Secretary in January 2016. Immediately prior to joining the Company, Mr. Foster was engaged in the private practice of law. From 2007 to 2014 Mr. Foster served as the Senior Vice President, General Counsel and Secretary for Tronox (NYSE:TROX), a global mining and manufacturing firm. Before his appointment as the Tronox General Counsel, Mr. Foster served as its Managing Counsel leading the operations of the Tronox legal team following its spin-off from Kerr-McGee Corporation. Prior to the Tronox spin-off, Mr. Foster served as a member of the Kerr-McGee legal team. His earlier experience includes nearly five years in the midstream energy industry and more than five years in the public and private practice of law. Mr. Foster holds a Bachelor of Science degree in Agriculture Science from the University of Illinois Urbana-Champaign and a Juris Doctor degree from the University of Tulsa.

LSB Industries Proxy Statement	26

Our Executive Officers

JOHN P. BURNS

Mr. Burns, age 58, became the Company’s Executive Vice President, Manufacturing of the Company in February 2020.  He brings 30 years of operating experience in petroleum refining and chemical manufacturing industries including 8 years of experience in the nitrogen-based fertilizers and industrial feedstocks sector.  His leadership roles include Reliability Engineering Manager, Area Operations Manager, Engineering and Maintenance Manager, Director of Operations Excellence and Vice President of Operations leading multiple facilities.  In these roles, he has improved performance in the key operating categories of safety, environmental stewardship, production performance and cost, and product quality.  He has demonstrated skills and capability in process safety excellence, leadership development and coaching, competitive benchmarking, dynamic work design, lean process implementation and digital innovation.  John graduated from Texas A&M University, College Station, TX with a BS in Engineering Technology and Texas A&M University, Corpus Christi, TX with an MBA.

DAMIEN RENWICK

Mr. Renwick, age 45, became the Company’s Executive Vice President and Chief Commercial Officer in January 2021. Mr. Renwick has more than 17 years of experience in the chemical industry, most recently with Houston-based Cyanco where he was President of Cyanco International and held the additional position of Chief Commercial Officer.  Prior to this, Mr. Renwick was with Perth, Australia-based Wesfarmers Limited, one of Australia’s largest listed companies. There he held various positions of increasing responsibility in the Chemicals, Energy and Fertilizers division, including Director and General Manager of Australian Gold Reagents, and Commercial Manager, Ammonium Nitrate.  Mr. Renwick has led and executed multiple significant commercial transactions to underpin large-scale capital investment projects, led large improvements in operating and safety performance of production plants and been deeply involved in numerous capital growth projects and acquisition and divestment transactions and evaluations. He began his career with Arthur Andersen in its consulting division.

Mr. Renwick holds a Bachelor of Engineering (Honors) and a Bachelor of Commerce from the University of Western Australia

KRISTY D. CARVER

Ms. Carver, age 54, became the Company’s Senior Vice President and Treasurer in January 2019.  She has extensive experience in financial, accounting and tax across the manufacturing and financial services industries.  She joined the Company as Vice President in 2008 and was appointed Vice President and Treasurer in January 2014.  Prior to joining the Company, Ms. Carver was a Senior Vice President at IBC Bank (formerly known as Local Oklahoma Bank) primarily focused on strategic tax planning, compliance, reporting and supervising multi-year tax litigation arising from certain government assisted acquisitions and related matters.  Ms. Carver began her career at Arthur Andersen LLP and is a certified public accountant.  Ms. Carver holds a Bachelor of Science in Accounting from the University of Central Oklahoma.

LSB Industries Proxy Statement	27

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

This Compensation Discussion and Analysis describes our compensation philosophy, objectives, policies and practices framed within the context of the chemical manufacturing industry, our specific strategy and the performance of our named executive officers for 2021.

Our named executive officers (“NEOs”) for 2021 were:

Mark T. Behrman	President and Chief Executive Officer
Cheryl A. Maguire	Executive Vice President and Chief Financial Officer
Michael J. Foster	Executive Vice President, General Counsel and Secretary
John P. Burns	Executive Vice President, Manufacturing
Damien J. Renwick	Executive Vice President and Chief Commercial Officer
Kristy D. Carver	Senior Vice President and Treasurer

Compensation Principles

To support LSB’s vision to become a best-in-class chemical company, our executive compensation program ties strategy and performance to compensation, including our equity-based compensation.  This is intended to focus our executive team on the long-term success of the Company and aligns their compensation with our stockholders.  Our compensation programs are designed to assist us in attracting, motivating and retaining the brightest talent with skills across a diverse set of capabilities.  This allows us to continue improving our operational and financial performance, which is essential to achieving the long-term success of our business and the shared success with our customers, stockholders and other stakeholders. Compensation is a critical tool that helps us accomplish this objective. Our programs have been designed with a focus on sustainable performance using measures tied to both financial and operational performance with foundations in safety, health and the environment.

The following principles guide the Compensation Committee and management in the design and administration of LSB’s executive compensation programs, while supporting the core value of our compensation philosophy of pay-for-performance:

•	link to our business strategy and long-term value creation,
•	achieve market competitiveness,
•	align with good governance practices, and
•	mitigate compensation risk.

The following summarizes how we seek to achieve our compensation principles, and highlights key risk-mitigating features incorporated into our processes and programs:

Compensation Plan Design

✓	Compensation program is simple and transparent,
✓	Compensation is balanced between fixed and variable compensation, with a significant part of NEO total direct compensation (salary plus annual incentive plus long-term incentive) being at-risk,
✓	Level of fixed compensation is designed to promote retention,
✓	Performance targets are derived from LSB’s annual business plan and longer-term strategic business plan objectives,
✓	Long-term incentive plan has threshold performance levels (below which payouts are not made) and are capped at two times target payout,
✓	Total direct compensation is benchmarked versus relevant peers while also considering internal equity and other factors, and
✓	Judgment is applied to address individual circumstances.

Corporate Governance

✓	Independent Compensation Committee oversees all aspects of executive compensation to assess potential impact on business risk (including human resource risk),
✓	Compensation Committee retains an independent compensation consultant,
✓	Recoupment Policy applies to incentive compensation,
✓	NEOs are subject to mandatory Management Stock Ownership Guidelines,
✓	Directors and officers are subject to an insider trading and anti-hedging and pledging policy,
✓

Double trigger change in control provisions, requiring both a change in control and a qualifying termination of the executive’s employment, are embedded in employment contracts and long-term incentive plans, and

✓	Stockholders have an annual “say on pay” vote.

The Compensation Committee reviews and recommends to the Board the compensation philosophy, strategy and principles, and program design, as well as oversees the administration of our executive compensation plans, policies and programs.

The Compensation Committee is composed of independent directors who have been determined by the Board to possess human resources literacy, meaning an understanding of compensation theory and practice, human resources management and development, succession planning and executive development. Such knowledge and capability includes: (i) current or prior experience working as a chief executive or senior officer of a major organization (which provides significant financial and human resources experience), (ii) involvement on board compensation committees of other entities, (iii) experience and education pertaining to financial accounting and reporting, which is integral to managing executive incentive compensation, and/or (iv) familiarity with internal financial controls. This knowledge and experience, in conjunction with a comprehensive compensation decision process and the support of its independent compensation consultant, enables the Compensation Committee to formulate informed compensation recommendations for Board approval. One of the primary purposes of the Committee is to assist the Board in fulfilling its oversight responsibilities for executive compensation. Together with the Board, the Compensation Committee is committed to getting LSB’s approach to human resources matters and compensation right, both for stockholders and for the Company’s long-term success. The executive compensation elements of our Compensation Committee’s charter focus on:

•	evaluating executives’ performance and recommending appropriate compensation in light of that performance;
•	overseeing the instruments that deliver pay-for-performance;

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Executive Compensation

•	mitigating compensation risk; and
•	putting in place a process to determine competitive compensation levels and overseeing the execution of this process.

To support the decision-making process, the Compensation Committee receives input from management and an independent compensation consultant. The Compensation Committee considers the data provided by and advice of its independent compensation consultant, as well as many other factors. Ultimately, all decisions and recommendations to the Board are the Committee’s own. The Compensation Committee reviews the performance goals for the CEO, assesses the CEO’s performance, and makes compensation recommendations for the CEO to the other independent members of the Board for approval. With respect to the other executive officers, the CEO’s assessment of their performance is taken into account when making compensation decisions. The Compensation Committee reviews and approves the compensation structure and evaluation process for the CEO and the executives who report directly to the CEO.

Compensation Program Risk Management

We endeavor to mitigate executive compensation risk through appropriate corporate governance oversight and executive compensation plan design (as outlined above) and through our corporate governance policies. We also seek to motivate certain behaviors that encourage appropriate risk-taking to drive performance in accordance with our risk profile. As part of its risk management role, the Compensation Committee:

•	actively engages with the senior Company leaders to understand the connection between our executive compensation programs and business strategy;

•	determines compensation plan design, the selection of peer groups, the elements of compensation and participation, in order to assess potential impact on business risk (including human resource risk);

•	retains an independent compensation consultant to provide independent advice on market data, plan design and current good corporate governance practices;

•	oversees a robust process to assess performance; and

•	considers the implications of the potential risks associated with the Company’s compensation policies and practices.

Our executive compensation programs are designed to provide competitive levels of reward that are responsive to Company and individual performance but do not incentivize risk taking that is reasonably likely to have a material adverse effect on the Company. In reaching the conclusion that our executive compensation programs do not create risks that are reasonably likely to have a material adverse effect on us, the Compensation Committee examined the various elements of our executive compensation programs and our risk mitigation controls. In particular, numerous factors were considered, including:

•	Absence of significant short-term incentives that would reasonably be considered as motivating high-risk investments or other conduct that is not consistent with the long-term goals of the Company;
•	Provision of a mix of short-term and long-term compensation;
•	Type of equity awards granted to employees and level of equity and equity award holdings; and
•	Historical emphasis on long-term growth and profitability, over short-term gains.

Specific corporate governance policies related to compensation risk management include:

•

Recoupment Policy. Our Recoupment Policy allows for the discretionary recovery from a current or former executive officer of any excess incentive compensation granted or paid to the executive officer where the original award was contingent on the achievement of certain financial results that were later subject to a financial restatement by reasons of non-compliance with securities laws and the need for the restatement was caused by the executive officer’s intentional misconduct, dishonesty or fraud.

•

Mandatory Stock Ownership Guidelines. Our NEOs are subject to our mandatory Management Stock Ownership Guidelines of five times salary for the President & CEO and three times salary for our other NEOs.

•

Insider Trading and Pledging and Hedging Policies. Our Insider Trading Policy and Policy Regarding Pledging and Hedging of Company Securities govern the trading of Company securities by insiders and prohibit directors and officers from entering into derivative or similar transactions with respect to their securities of the Company, holding their securities in a margin account or pledging their securities as collateral for loans, because such arrangements could reduce the risk of equity ownership by directors and officers and negate the alignment of interests of directors and officers with those of stockholders.

The three elements of total direct compensation for our NEOs are: (i) base salary, (ii) short-term incentive and (iii) long-term incentive. Unlike base salary, which is fixed annually, short-term and long-term incentive awards each represent variable compensation. These three elements are balanced such that a portion of each NEO’s compensation is contingent on performance across both near and long-term horizons.  The Compensation Committee has adopted and implemented core principles that form the framework for our executive compensation programs.  We believe that the Company’s executive compensation programs clearly align executive compensation opportunities with our Company’s long-term strategic plan and provides accountability for long-term results.

Compensation Philosophy - How Executive Pay is Linked to Company Performance

Our executive compensation program is designed to incentivize and motivate our executive officers to lead and manage our business well over the long-term, to drive performance improvements, and to increase stockholder value. It is also designed to enable us to compete effectively with other companies in attracting, motivating and retaining talented executives.

The incentive compensation elements of our program are designed to align closely the financial interests of our executives with those of our stockholders. We believe the portion of compensation that is at-risk and tied to organization-wide performance metrics should increase as the level of responsibility increases.

Because of the inherent risk in chemical operations, we place a high priority on our leaders to create, maintain and reinforce a

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Executive Compensation

strong safety culture. Because of the environmental risks in our business, we place a high priority on managing our operations responsibly and sustainably.

We regularly assess how our executive compensation program compares to companies with a similar profile to ours. Our objective is to deliver compensation at a competitive market level which will enable executive officers who demonstrate consistent performance over a multi-year period to earn compensation that is competitive and consistent with or above targeted total compensation. Conversely, the program will pay less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual targeted compensation level, based on our performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

Compensation Framework

In accordance with our compensation philosophy, the salary and benefits for NEOs provide the secure fixed compensation component that the Compensation Committee feels is necessary to attract and retain key executive talent.  The combination of annual and long-term incentives is designed to motivate the execution of our business strategy in a manner that creates stockholder value while retaining executive talent and aligning our executive’s interests with those of our stockholders.

The combination of the fixed and at-risk compensation components provides our executives with a competitive compensation package that is designed to meet our needs and the expectations of our stockholders.

Compensation Element	Performance Period	Performance Measures	Purpose of Compensation Element
Base Salary	• Not applicable	• Pay aligned with scope of responsibilities and experience	• Provides competitive fixed pay

Performance Annual Incentive Award (Short-Term Incentive)	• 1 year	• Safety • Financial and operational performance measures	• Promotes achievement of performance goals

Equity Grants (Long-Term Incentive)	• 3 years	Depending on form of grant: • Time-based (vesting ratably over 3 years) • Financial performance metrics • Stock price	• Aligns NEOs’ and stockholders’ interests • Retains talent with long-term wealth accumulation opportunities

Perquisites and Other Benefits	• Not applicable	• Not applicable	• Allows the Company to remain competitive among its peers to attract and retain key talent

For 2021, the pay mix, as between salary, short-term incentives and long-term incentives, is below, determined actual amounts paid for short-term incentives and assuming target performance for long-term incentives, where applicable, and based on the grant date fair value of any equity awards (and not including any one-time bonuses relating to the Exchange Transaction).

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Executive Compensation

Compensation Peer Group

LSB benchmarks NEO compensation levels using a peer group of companies (the Compensation Peer Group). The Compensation Committee annually commissions its independent compensation consultant to review the criteria and composition of the peer group. The Compensation Peer Group utilized in making the compensation decisions for 2021 was comprised of the following companies:

Advansix Inc.

American Vanguard Corporation

Balchem Corporation

Chase Corporation

CSW Industrials, Inc.

CVR Partners, LP

Flotek Industries, Inc.

Hawkins, Inc.

Haynes International, Inc.

Intrepid Potash, Inc.

Landec Corporation

Quaker Chemical Corporation

Synalloy Corporation

Trecora Resources

United States Lime & Minerals, Inc.

Overall, LSB targets the total direct compensation (salary plus annual incentive plus long-term incentive) between median and the 75th percentile of the Compensation Peer Group, with the discretion to recognize the roles, experience and expertise of our executive team as well as internal equity and other factors the Compensation Committee determines are appropriate.

The Compensation Committee, in consultation with its compensation consultant, evaluates the composition of the Compensation Peer Group by evaluating, among other things, the industry or business models, annual revenues, market capitalization, and geographic locations of potential Compensation Peer Group companies, as well as those companies that are perceived competitors for talent.

Setting Executive Compensation

The Compensation Committee annually sets cash and non-cash executive compensation to reward the NEOs for achievement of, and to motivate the NEOs to achieve, near-term and long-term business objectives. The Compensation Committee also reviews the compensation information of our Compensation Peer companies. As described in more detail below, in 2021, the Compensation Committee engaged Compensation Strategies as its independent compensation consultants to assist the Compensation Committee in conducting its review of our compensation program. This information provided by the independent compensation consultant is used to determine how our compensation program compares to our Compensation Peer Group and the market generally, as further described below.

In setting compensation, the Compensation Committee also considers the allocation between cash and non-cash compensation amounts, and near-term and long-term compensation, but does not have a specific formula or required allocation between such compensation types. In each case, such allocation is considered as part of the overall compensation determinations.

During 2021, the Compensation Committee compared the Chief Executive Officer’s total compensation to the total compensation of our other NEOs. However, the Compensation Committee has not established a target ratio between total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Compensation Committee also considers internal pay equity among the NEOs and in relation to the next lower tier of management and average compensation of all employees to maintain compensation levels that are consistent with the individual contributions and responsibilities of those NEOs. The Compensation Committee does not consider amounts payable under severance agreements when setting the annual compensation of the NEOs.

Base Salary

The Compensation Committee annually reviews and adjusts salaries based on changes in the market, responsibilities and performance against job expectations, strategic importance and experience and tenure. The following table sets forth the base salaries for each of our NEOs as of the end of 2021. There was no increase to the salaries for our NEOs for 2021.  The Compensation Committee, based upon its annual review and overall market conditions, approved increases to the base salaries of each of our NEOs for 2022.  The increases went into effect on April 2, 2022

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Executive Compensation

Named Executive Officer	2021 Base Salary	2022 Base Salary
Mark T. Behrman	$650,000	$676,000
Cheryl A. Maguire	$370,000	$384,800
Michael J. Foster	$390,000	$405,600
John P. Burns	$350,000	$364,000
Damien J. Renwick	$300,000	$330,000
Kristy D. Carver	$298,700	$310,600

Short-Term (Annual) Incentive Plan

NEOs participate in the Company’s Short-Term Incentive Plan (the “STI Plan”). The STI Plan is our annual performance pay plan developed and instituted in 2016. The STI Plan provides the opportunity for annual cash payments tied directly to the achievement of key pre-established financial and operational goals. The Compensation Committee sets goals derived from our strategic plan that are designed to align the interests of our NEOs with the interests of our stockholders.

Our STI Plan is a key element in supporting our pay-for-performance philosophy. Each NEO’s annual incentive opportunity is determined by performance in up to four components, with an emphasis on key operating and financial metrics:

1.	Safety &/Environmental performance (all NEOs except Ms. Carver);
2.	Company EBITDA (all NEOs except Ms. Carver);
3.	Production Rates (all NEOs except Ms. Carver);

Annual incentive targets are set as a percentage of salary, with actual payouts based on a performance multiplier dependent on the achievement of predetermined annual goals. The annual incentive targets for Messrs. Behrman, Burns, and Foster and Ms. Maguire were established in their respective employment agreements. Ms. Carver’s payout target was established at the beginning of 2021.  Mr. Renwick’s payout target was established upon his beginning employment with the Company. At the end of each year, the Compensation Committee determines the actual achievement of each performance goal.  The Compensation Committee and the Board have the ability to apply informed judgment to adjust outcomes based on market, operational and other realities that may not have been contemplated in the scorecard formula.

Category	Performance Metric
Safety &/Environmental performance	Achieve Total Recordable Injury Rate (TRIR) company-wide Achieve Process Safety Tier I Incidents (PSI) company-wide Achieve Reportable Environmental Events company-wide
LSB Corporate Financial Performance	Achieve EBITDA at budget
Production Rates	Achieve NH3 production at budget

NEO	2021 Salary	Target Annual Incentive (% of Salary)	Safety & Environmental Performance		EBITDA		NH3 Production		Individual Performance		Overall Multiplier	Overall Score (% of Target)	2021 STIP Plan Payout
			Weight	Score	Weight	Score	Weight	Score	Weight	Score
Mark T. Behrman	$650,000	100%	25%	8.4	50%	100	25%	12.6	—	—	100%	121.0	$786,500
Cheryl A. Maguire	$370,000	70%	25%	8.4	50%	100	25%	12.6	—	—	100%	121.0	$313,390
Michael J. Foster	$390,000	70%	25%	8.4	50%	100	25%	12.6	—	—	100%	121.0	$330,330
John P. Burns	$350,000	70%	25%	8.4	50%	100	25%	12.6	—	—	75%	90.8	$222,338
Damien J. Renwick	$300,000	50%	25%	8.4	50%	100	25%	12.6	—	—	110%	133.1	$200,000
Kristy Carver	$298,700	40%	—	—	40%	150	—	—	60%	130	—	138.0	$164,883

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Executive Compensation

Long-Term (Equity) Incentive Plan

We award long-term performance pay to our NEOs under the terms of the 2016 Long Term Incentive Plan, as amended and restated March 4, 2021 (the “2016 LTIP”) that was approved by stockholders at the 2021 annual meeting of stockholders. The Compensation Committee, with the input of its independent compensation consultant, designed the 2016 LTIP to align NEO compensation with stockholders’ interests and to serve as a retention tool. The Compensation Committee believes the 2016 LTIP allows us to continue to motivate our NEOs through the grant of equity-based awards and will also increase the Compensation Committee’s flexibility to grant different types of equity, equity-based, and cash awards in the future.

The Compensation Committee evaluates each NEO’s performance on an annual basis and grants equity awards, and, for each NEO, determines the allocation between time-based grants and performance-based grants.

Both the time-based and the performance-based awards generally vest over a three-year period. Time-based awards vest one-third on each of the first three anniversaries of the date of grant. Performance-based awards vest at the end of the three-year performance measurement period. We believe both award types link the value of payments to the long-term results of the Company.

The 2021 grants for Messrs. Behrman, Burns, Foster and Renwick and Ms. Maguire included both performance-based and time-based restricted stock grants.  The performance metrics for the 2021 performance-based grants were (i) absolute total shareholder return (ATSR) and (ii) fixed costs per ton of ammonia, in each case, measured annually over a three year performance period. The Compensation Committee determined that these performance metrics are good measures of overall Company performance. The threshold performance for both ATSR and fixed costs per ton of NH3 is 50% of target performance levels with a maximum of 200% of target performance levels. Ms. Carver received a grant of time-based restricted stock units that cliff-vests on the third anniversary of the grant date.

Perquisites and Other Personal Benefits

The Compensation Committee believes that perquisites and personal benefits are an appropriate component of total compensation that can contribute to our ability to attract and retain talented executives. Accordingly, the Company provided our NEOs with limited perquisites and personal benefits in 2021 that were consistent with our overall compensation program, including an automobile allowance for Messrs. Behrman, Foster, Renwick and Ms. Carver and relocation expenses for Mr. Renwick.

The Compensation Committee periodically reviews the levels of perquisites provided to the NEOs to determine whether such perquisites are consistent with our compensation policies.

Consideration of Stockholder Say-On-Pay Advisory and Say-on-Frequency Votes

At our annual meeting of stockholders held in May 2021, approximately 99% of the total votes cast on our say-on-pay proposal approved the compensation of our NEOs on a non-binding, advisory basis. The Compensation Committee and the Board believes that this affirms our stockholders’ support of our approach to executive compensation and did not make any changes as a direct result of this vote. Any concerns and comments raised by our stockholders related to our compensation program are considered by the Compensation Committee as it completes its periodic reviews of our compensation program and considers any potential changes to the program.

The Compensation Committee will continue to consider any and all feedback it receives from stockholders and proxy advisory firms when making future compensation decisions for our NEOs, including when negotiating any future employment agreements.

In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s annual meeting of stockholders held in June 2017, the Company will continue to hold a stockholder advisory vote on executive compensation every year until the next required advisory vote on the frequency of such votes which, in accordance with applicable law, will occur no later than the Company’s 2023 annual meeting.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of our NEOs (other than himself) and provides recommendations to the Compensation Committee with respect to salary, STI Plan and 2016 LTIP compensation, and other benefits. The Compensation Committee reviews these recommendations while considering the Compensation’s compensation philosophy and objectives. In determining compensation for our Chief Executive Officer, the Compensation Committee reviews his responsibilities and performance. Such review includes interviewing our Chief Executive Officer, consideration of the Compensation Committee’s observations of his performance during the applicable year, and overall Company performance against short-term and long-term priorities. When appropriate, NEOs are invited by the Compensation Committee to provide insight regarding Company and individual performance and feedback regarding compensation structure. NEOs are not present at any meeting of the Compensation Committee while their own compensation is being discussed or determined.

Use of Compensation Consultants

The Compensation Committee has the sole authority to hire and terminate its independent compensation consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance. In 2021, the Compensation Committee engaged Compensation Strategies as its compensation consultant to provide information to the Compensation Committee to assist it

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Executive Compensation

in making determinations regarding our compensation programs for our NEOs and non-employee directors.

In July 2021, Compensation Strategies provided the Compensation Committee with, among other things, a competitive pay analysis comparing the compensation of our executive officers against peer group compensation statistics, 2022 program design advice, an independent review of 2022 compensation proposals developed by management, comparative analysis of non-employee director compensation, including compensation for the regular and special committees of the Board, review of trends and regulatory developments, and assistance with peer group review.

A representative from Compensation Strategies attended the January, August, and October meetings of the Compensation Committee during 2021. Compensation Strategies did not perform any other services for the Company or its management other than that described above.

Compensation Strategies provides information and data to the Compensation Committee from its surveys, proprietary databases and other sources, which the Compensation Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Compensation Committee reviews such information and data provided to it by Compensation Strategies and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the Company’s human resources, legal, and finance groups. The Compensation Committee considers executive and non-employee director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

In connection with its engagement of Compensation Strategies, the Compensation Committee considered various factors bearing upon Compensation Strategies’ independence including, but not limited to, the amount of fees received by Compensation Strategies from the Company as a percentage of Compensation Strategies’ respective total revenue, Compensation Strategies’ policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Compensations Strategies’ independence. After reviewing these and other factors, the Compensation Committee determined that Compensation Strategies is independent and that its engagement did not present any conflicts of interest.

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Executive Compensation

Employment Agreements

The Compensation Committee believes that executive employment agreements are an integral component of our competitive compensation program.  Our employment agreements are an important risk management tool that creates continuity in severance and other benefits upon certain termination events.  Messrs. Behrman, Burns and Foster and Ms. Maguire are each a party to an executive employment agreement in the Company’s standard form, which was implemented in 2018.  Ms. Carver is not a party to an employment agreement, but she is party to a Severance and Change in Control Agreement with the Company.

Mark T. Behrman

2018 Behrman Agreement—On December 30, 2018, we entered into an employment agreement with Mr. Behrman. The employment agreement provides in part that Mr. Behrman will:

•	Serve as our President and Chief Executive Officer for an initial term of one year, with automatic one-year extensions until terminated by either party in accordance with the employment agreement;
•	Receive an annual base salary of at least $650,000; and
•

Be eligible to receive an annual cash performance bonus equal to between 0% and 200% of his base salary, with a target of 100% of base salary, depending on the Company’s achievement of performance criteria, as determined by the Compensation Committee.

Following his termination of employment, Mr. Behrman will be subject to non-competition and non-solicitation restrictions for a period of 24 months. For information regarding the provisions of the agreement related to change in control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

John P. Burns

2019 Burns Agreement—On December 20, 2019, we entered into an employment agreement with Mr. Burns. The agreement provides that Mr. Burns will:

•

Serve as our Executive Vice President —Manufacturing for an initial term expiring on December 30, 2020, with automatic one-year extensions until terminated by either party in accordance with the 2019 Burns Agreement;

•	Receive an annual base salary of at least $350,000; and
•

Be eligible to receive an annual cash performance bonus equal to between 0% and 140% of his base salary, with a target of 70% of base salary, depending on the Company’s achievement of performance criteria, as determined by the Compensation Committee.

Following his termination of employment, Mr. Burns will be subject to non-solicitation restrictions for a period of 24 months. For information regarding the provisions of the agreement related to change in control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

Michael J. Foster

2018 Foster Agreement—On December 30, 2018, we entered into an employment agreement with Mr. Foster. The agreement provides in part that Mr. Foster will:

•

Serve as our Executive Vice President, General Counsel and Secretary for an initial term of one year, with automatic one-year extensions until terminated by either party in accordance with the 2018 Foster Agreement;

•	Receive an annual base salary of at least $390,000; and
•

Be eligible to receive an annual cash performance bonus equal to between 0% and 140% of his base salary, with a target of 70% of base salary, depending on the Company’s achievement of certain performance criteria, as determined by the Compensation Committee.

Following his termination of employment, Mr. Foster will be subject to non-competition and non-solicitation restrictions for a period of 24 months. For information regarding the provisions of the agreement related to change in control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

Cheryl A. Maguire

2018 Maguire Agreement—On December 30, 2018, we entered into an employment agreement with Ms. Maguire. The agreement provides in part that Ms. Maguire will:

•

Serve as our Senior Vice President and Chief Financial Officer (Ms. Maguire was since promoted to Executive Vice President and Chief Financial Officer) for an initial term of one year, with automatic one-year extensions until terminated by either party in accordance with the 2018 Maguire Agreement;

•	Receive an annual base salary of at least $370,000; and
•

Be eligible to receive an annual cash performance bonus equal to between 0% and 140% of her base salary, with a target of 70% of base salary, depending on the Company’s achievement of performance criteria, as determined by the Compensation Committee.

Following her termination of employment, Ms. Maguire will be subject to non-compete and non-solicitation restrictions for a period of 24 months. For information regarding the provisions of the agreement related to change in control and severance payments, please see “Potential Payments Upon Termination or Change in Control” below.

Kristy D. Carver

2020 Carver Severance and Change in Control Agreement—On March 31, 2020, we entered into a severance and change in control agreement with Ms. Carver, the provisions of which are described in “Potential Payments Upon Termination or change in Control” below.

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Executive Compensation

Management Stock Ownership Guidelines

Beginning in April 2017, the Compensation Committee approved stock ownership guidelines that ensure that the interests of our NEOs are aligned with the interests of our stockholders by requiring them to hold significant levels of Company stock. In keeping with our overall compensation philosophy, we believe that the equity ownership levels that they are required to maintain are high enough to assure our stockholders of our NEOs’ commitment to long-term value creation. The terms of our Management Stock Ownership Guidelines are set out below:

Term	Component/Description
	Position	Guidelines
Target Ownership Amount(1)	Chief Executive Officer	5x base salary
	Chief Financial Officer	3x base salary
	Other Named Executive Officers(1)	3x base salary
Shares Counted Towards Ownership	∎ Shares owned outright or held in trust ∎ Time-based vesting restricted stock or restricted stock units ∎ The target number of any performance shares or units
Compliance Period	∎ The later of April 26, 2022 or 5 years from hire/promotion into covered role
Tracking Achievement	∎ Measure compliance on December 31 each year using 90-trading day average stock price ∎ Notify participants and Compensation Committee of compliance/progress towards meeting guidelines
Controls

∎    Once the guideline is met, participants are expected to maintain share ownership pursuant to the guideline thereafter

∎    Should a participant who previously met the guideline subsequently fall below the guideline for any reason, they will be required to meet the guideline within 2 years

(1)

Target ownership value is calculated by multiplying the total number of shares beneficially owned by the executive by the greater of the executive’s cost basis or the average share price over the last 90 days of the calendar year.

As of December 31, 2021, each of Messrs. Behrman, Burns and Foster and Mmes. Maguire and Carver exceeded the stock ownership guidelines. Mr. Renwick is in compliance with the policy and has until January 11, 2026, to meet the stock ownership guidelines.

Tax and Accounting Implications

When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer, and the next three most highly compensated executive officers (as well as certain other executive officers whose compensation may have been subject to this limitation in prior tax years. As a result, we do not expect the compensation payable to covered employees, including our NEOs, in excess of $1 million per person in a year to be fully deductible and we have paid and will continue to pay compensation that is limited in deductibility, in whole or in part.

We consider the accounting impact reflected in our financial statements when establishing the amounts and forms of executive compensation. We account for stock-based incentive compensation expense in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).

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Executive Compensation

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021. This report is provided by the following independent Directors, who comprise the Compensation Committee.

Lynn F. White (Chair) Jonathan S. Bobb Kanna Kitamura Diana M. Peninger Richard W. Roedel

Notwithstanding anything to the contrary set forth in our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference previous or future filings.

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Executive Compensation Tables

2021 Summary Compensation Table

The following table summarizes the compensation of the NEOs for 2021 and if applicable, 2020 and 2019 in accordance with SEC reporting rules.

Name and Principal Position	Year $	Salary $	Bonus $	Stock Awards(1) $	Non-Equity Incentive Plan Compensation $	All Other Compensation(2) $	Total $
Mark T. Behrman(3)	2021	$650,000	$250,000	$1,787,997	$786,500	$7,800	$3,482,297
President and Chief	2020	$650,000	$—	$—	$336,000	$7,800	$993,800
Executive Officer	2019	$650,000	$—	$1,431,545	$165,500	$7,800	$2,254,845
Cheryl A. Maguire(3)	2021	$370,000	$100,000	$369,999	$313,390	$—	$1,153,389
Executive Vice President	2020	$370,000	$—	$—	$134,000	$—	$504,000
and Chief Financial Officer	2019	$370,000	$100,000	$260,761	$61,000	$—	$791,761
Michael J. Foster(3)	2021	$390,000	$100,000	$389,999	$330,330	$7,800	$1,218,129
Executive Vice President	2020	$390,000	$—	$—	$164,000	$7,800	$561,800
and General Counsel	2019	$390,000	$—	$343,575	$41,000	$7,800	$782,375
John P. Burns	2021	$350,000	$—	$262,998	$222,338	$—	$835,336
Executive Vice	2020	$316,346	$—	$187,139	$113,500	$—	$616,985
President Manufacturing	2019	$—	$—	$—	$—	$—	$—
Damien J. Renwick(4)	2021	$288,462	$—	$150,002	$200,000	$67,868	$706,332
Executive Vice President	2020	$—	$—	$—	$—	$—	$—
and Chief Commercial Officer	2019	$—	$—	$—	$—	$—	$—
Kristy D. Carver(3)	2021	$298,700	$663,985	$119,479	$164,883	$9,931	$1,256,978
Senior Vice President	2020	$295,019	$80,100	$—	$93,000	$10,252	$478,371
and Treasurer	2019	$290,000	$100,000	$98,327	$69,600	$10,037	$567,964

(1)

The amounts shown in this column represent the aggregate grant date fair value of the stock awards granted to our NEOs computed in accordance with FSB ASC Topic 718, determined without regard to estimated forfeitures. This amount likely does not reflect the actual value that will be recognized by the NEOs. The assumptions used to value the stock awards for this purpose are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)	For 2021, “All Other Compensation” includes:
•	For Messrs. Behrman and Foster an automobile allowance.
•	For Mr. Renwick: $7,500 for an automobile allowance and $60,368 for relocation related expenses.
•	For Ms. Carver: $7,800 for an automobile allowance and $2,131 for automobile related expenses.
(3)

The Bonus amounts for 2021 for Messrs. Behrman and Foster and Mmes. Maguire and Carver are bonuses paid to them related to the completion of the exchange transaction.  The Compensation Committee granted the bonuses to recognize Messrs. Behrman and Foster and Mmes. Maguire and Carver for their exemplary service in negotiating the closing of a transaction that transformed the Company’s capital structure and resulted in substantial value to the Company and its stockholders. The Bonus amount for Ms. Carver also includes $563,985 related to cash settled restricted stock units that vested as a result of the Exchange Transaction.

(4)	Mr. Renwick joined the Company during January 2021, and his annual base salary was pro-rated accordingly.

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Executive Compensation Tables

2021 Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to our NEOs during the calendar year awarded December 31, 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)(4)
Name	Grant Date	Date Approved by Board	Target ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Mark T. Behrman			$650,000	$1,300,000
	1/21/2021	1/21/2021			125,915	251,830	377,746	$1,787,997
Cheryl A. Maguire			$259,000	$518,000
	1/21/2021	1/21/2021			26,056	52,112	78,169	$369,999
Michael J. Foster			$273,000	$546,000
	1/21/2021	1/21/2021			27,465	54,930	82,394	$389,999
John P. Burns			$245,000	$490,000
	1/21/2021	1/21/2021			18,521	37,042	55,563	$262,998
Damien J. Renwick			$150,000	$300,000
	1/21/2021	1/21/2021			21,127	42,254	21,127	$150,002
Kristy D. Carver			$119,480	$207,895
	6/2/2021	6/2/2021			—	—	18,241	$119,479

(1)

The amounts in these columns reflect the target and maximum payout levels for the STI Plan. For further details regarding these awards, please see “Executive Compensation-Compensation Discussion and Analysis-Compensation Framework-Short-Term (Annual) Incentive Plan.”

(2)

The amounts in these columns represent the performance-based restricted stock awards granted under the 2016 LTIP to Messrs. Behrman, Burns, Foster and Renwick and Ms. Maguire on January 21, 2021 As a result of the Exchange Transaction, there was a Change in Control under the terms of the 2016 LTIP.  As a result of the Change in Control the performance conditions on the 2021 grants were satisfied.  These restricted stock awards remain subject to the time-based vesting conditions. Shares will vest in substantially equal one-third increments on the first three anniversaries of the date of the grant.

(3)

The amounts in this column represent the time-based restricted stock awards granted to Messrs. Behrman, Burns, Foster and Renwick and Ms. Maguire on January 21, 2021 and the time-based restricted stock unit award granted to Ms. Carver on June 2, 2021 under the 2016 LTIP.

(4)

The amounts in this column do not include the additional shares totaling 580,245 shares associated with the stock dividend paid on October 8, 2021, to all holders of record of common stock of the Company on September 24, 2021.

(5)

The amounts shown in this column represent the grant-date fair value of stock-based awards granted to our NEOs, computed in accordance with FASB ASC Topic 718, determined without regard to estimated forfeitures, and likely does not reflect the actual value that has or will be recognized by the NEO.

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Executive Compensation Tables

2021 Outstanding Equity Awards at Fiscal Year End

The following table contains information about outstanding equity awards held by our NEOs as of December 31, 2021.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark T. Behrman	12/31/2019	256,726	$2,836,823	—	$—
	1/21/2021	736,603	$8,139,463	—	$—
Cheryl A. Maguire	12/31/2019	46,764	$516,743	—	$—
	1/21/2021	152,431	$1,684,362	—	$—
Michael J. Foster	12/31/2019	61,615	$680,846	—	$—
	1/21/2021	160,671	$1,775,415	—	$—
John P. Burns	2/4/2020	82,646	$913,238	—	$—
	1/21/2021	108,348	$1,197,246	—	$—
Damien J. Renwick	1/21/2021	68,664	$758,737	—	$—
Kristy D. Carver	1/3/2019	16,773	$185,342	—	$—
	6/2/2021	23,714	$262,040	—	$—

(1)

The amounts shown in this column reflect the number of time-based vesting restricted stock, and in the case of Ms. Carver’s 2021 award, restricted stock units, granted under the 2016 LTIP that are not vested as of December 31, 2021 and include additional shares as the result of the satisfaction of performance conditions above the target performance level previously reported associated with certain restricted stock with performance conditions. Following satisfaction of the performance conditions, such restricted stock awards remain subject to the time-based vesting conditions.  The amounts also include additional shares associated with the stock dividend discussed in footnote 3 below. Shares of restricted stock will vest in substantially equal one-third increments on the first three anniversaries of the grant date or one-half increments on the first two anniversaries of the grant date, as applicable, and restricted stock units will vest on the third anniversary of the grant date.

(2)

The amounts reported in this column were calculated by multiplying the number of unvested shares of restricted stock or the number of unvested restricted stock units included in this table by the closing price of our common stock on the NYSE on December 31, 2021, which was $11.05.

(3)	The amounts reported in this column include additional shares associated with the stock dividend paid on October 8, 2021 to all holders of record of common stock of the Company on September 24, 2021.

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Executive Compensation Tables

Stock Vested During 2021

The following table contains information regarding the vesting of stock awards held by our NEOs during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)(3)
Mark T. Behrman	596,040	$6,554,856
Cheryl A. Maguire	92,416	$1,030,361
Michael J. Foster	153,850	$1,679,830
John P. Burns	10,739	$31,057
Damien J. Renwick	—	$—
Kristy D. Carver	2,517	$6,564

(1)

The amounts reported in this column represent the number of shares of restricted stock or number of restricted stock units that vested during 2021, without reduction for any shares withheld to satisfy applicable tax obligations.

(2)	The value equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.
(3)

The amounts reported in this column include additional shares that vested during 2021 associated with the stock dividend paid on October 8, 2021, to all holders of record of common stock of the Company on September 24, 2021.

Potential Payments Upon Termination or Change in Control

Employment Agreements

As previously discussed, on December 30, 2018 we entered into an employment agreement with each of Ms. Maguire and Messrs. Behrman and Foster, and on December 20, 2019 (effective on February 3, 2020) with Mr. Burns (the “Employment Agreements”).  We are not party to an employment agreement with Mr. Renwick or Ms. Carver.  Ms. Carver has a severance and change of control agreement (the “Severance Agreement”).

Severance Payments and Benefits under the Employment and Severance Agreements

The Employment and Severance Agreements with our NEOs provide for potential severance payments upon the termination of the NEO’s employment in certain situations, including in connection with a “change in control,” without “cause” by the Company or for “good reason” by the executive, due to nonrenewal by the Company and upon the death or permanent disability of the executive (as each term is defined in the NEO’s Employment or Severance Agreement, as applicable).

Termination for Cause, without Good Reason, or Due to Executive’s Nonrenewal. In the event of the executive’s, including Ms. Carver’s, termination by the Company for “cause” or by the executive without “good reason,” the Company has no severance obligation to the executive other than payment of accrued obligations, which are (i) earned but unpaid base salary through the date of termination, (ii) any employee benefits to which the executive has a vested entitlement as of the date of termination, (iii) accrued but unused vacation, (iv) any earned but unpaid annual bonus for a performance year that has ended on or prior to the date of termination; and (v) approved but unreimbursed eligible business expenses. Additionally, pursuant to the terms of the applicable restricted stock agreements, all unvested restricted stock will be forfeited by the executive (including Mr. Renwick) upon termination for cause, without good reason or the executive’s non-renewal.

Death or Permanent Disability. Under the terms of the Employment Agreements, in the event of the NEO’s death or termination on account of becoming permanently disabled, the agreement will terminate and the executive will be entitled to (i) payment of accrued obligations and (ii) payment of a pro-rata portion of his or her annual bonus for the relevant year determined and paid in accordance with our regular bonus practices. Additionally, pursuant to the terms of the applicable restricted stock agreements, a pro-rata portion of the executive’s time-based restricted stock will vest upon termination of the executive’s service due to death or disability calculated by multiplying the numbers of shares of restricted stock scheduled to vest on the anniversary of the grant date immediately succeeding the date of termination by a fraction the numerator of which is the number of days that have elapsed from the last anniversary of the grant date and the denominator of which is 365.  For performance-based restricted stock, the executive will vest in a pro-rata portion of the target number of restricted stock based on actual performance, as determined in good faith by the Compensation Committee.  Upon Ms. Carver’s death or disability, she will be entitled to the payment of any accrued obligations.  Any outstanding stock grants to Ms. Carver and Mr. Renwick will be treated in the same manner as the other executives.

Termination without Cause, for Good Reason or Due to Company’s Nonrenewal. Under the terms of the Employment Agreements, if the executive is terminated by the Company without “cause,” by the executive for “good reason” or by the Company’s proper notice of nonrenewal of the Employment Agreement, the executive will be entitled to (i) payment of a pro rata portion of his or her annual bonus for the year in which such termination occurs based on the actual achievement of the applicable performance criteria for such year and paid in accordance with our regular bonus practices; (ii) payment of a lump sum cash payment equal to the product of one times (or two times in the case of Mr. Behrman) the sum of his or her then-current base salary and target bonus payable on the first payroll date following the executive’s execution and non-revocation of a general release of claims; and (iii) continued participation in our medical, dental and hospitalization insurance coverage for himself or herself and his or her qualified dependents for a period of 18 months with the employer portion of the continued coverage paid by the Company. Additionally, pursuant to the terms of the applicable restricted stock agreements, upon termination of the executive by the Company without cause or by the executive for good reason, all shares of time-based restricted stock will automatically vest.  For performance-based restricted stock, the executive will vest in a pro-rata portion of the performance-based restricted stock, based on the actual performance determined at the end of the performance period by the Compensation Committee in good faith.  If Ms. Carver is terminated by the Company without “cause,” or by

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Executive Compensation Tables

Ms. Carver for “good reason”, she will be entitled to a severance payment equal to one time her then effective salary and Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums for up to 12 months.  Any outstanding stock grants to Ms. Carver and Mr. Renwick will be treated in the same manner as the other executives.

Change in Control. Under the terms of the Employment Agreements, if the NEO’s employment is terminated by the Company without “cause” or by the executive for “good reason” within 24 months of the change in control or either (a) within 90 days prior to the date a definitive agreement is executed which results in a change in control within 180 days after the date such definitive agreement is executed or (b) on or within 180 days following the date a definitive agreement is executed which results in a change in control within 180 days after the date such definitive agreement is executed, the executive will be entitled to (i) payment of a pro rata portion of his or her annual bonus for the year in which such termination occurs based on the actual achievement of the applicable performance criteria for such year and paid in accordance with our regular bonus practices; (ii) payment of a lump sum cash payment equal to the product of two times (or three times in the case of Mr. Behrman) (three times, or four times in the case of Mr. Behrman, in the event of a termination covered by clauses (a) or (b)) the sum of his or her then-current base salary and target bonus payable on the first payroll date following the executive’s execution and non-revocation of a general release of claims; and (iii) continued participation in our medical, dental and hospitalization insurance coverage for himself or herself and his or her qualified dependents for a period of 18 months, with the employer portion of the continued coverage paid by us.  Additionally, pursuant to the terms of the applicable restricted stock agreements, upon termination resulting from a change in control, if the restricted stock award is not assumed or substituted in connection with a change in control, all time-based restricted stock will automatically vest in full.  For performance-based restricted stock, if a change in control occurs prior to the end of the performance period, the portion of the target number that is earned will be determined by the Compensation Committee immediately prior to the change in control and will equal the greater of (x) the target number of restricted stock and (y) the portion of the target number that is earned based on the actual performance as determined by the Compensation Committee. If Ms. Carver’s  employment is terminated by the Company without cause or by the executive for good reason 180 days prior to or 12 months following a change in control, the Ms. Carver will be entitled to payment of a lump sum cash payment equal to the product of one time her then-current base salary and her target bonus payable on the first payroll date following her execution and non-revocation of a general release of claims and COBRA premiums for up to 12 months. Any outstanding stock grants to Ms. Carver and Mr. Renwick will be treated in the same manner as the other executives.

Table of Severance Benefits

The following table summarizes the dollar amounts of potential payments to each NEO upon a qualifying termination of employment or change in control pursuant to the terms of our equity incentive plans and the Employment Agreements, as applicable, assuming that the events described in the table occurred on December 31, 2021, when the closing price of the Company’s common stock was $11.05. The values below are our best estimates of the severance payments and benefits the executives would receive upon a termination of employment or a change in control as of December 31, 2021 and we believe the amounts are calculated using reasonable assumptions. All amounts are before taxes, which would reduce amounts ultimately received by our NEOs. The table is only intended to summarize various terms of the Employment and Severance Agreements and equity award documents and is qualified in its entirety by reference to the full text of the actual agreements, copies of which are on file with the SEC.

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Executive Compensation Tables

Executive Officer	Termination For Cause	Termination Without Cause or For Good Reason		Termination During Change in Control Period		Change in Control Without Termination(1)		Death		Disability
Mark T. Behrman
STI Plan Payments(2)	—	$786,500		$786,500		$—		$—		$—
Cash Severance	—	$2,600,000	(3)	$3,900,000	(4)	$—		$—		$—
Equity Awards
Unvested and Accelerated	—	$10,976,286	(5)	$10,976,286	(5)	$10,976,286	(5)	$2,556,992	(7)	$2,556,992	(7)
Health Coverage(6)	—	$20,798		$20,798		$—		$—		$—
Total	—	$14,383,584		$15,683,584		$10,976,286		$2,556,992		$2,556,992
Cheryl A. Maguire
STI Plan Payments(2)	—	$313,390		$313,390		$—		$—		$—
Cash Severance	—	$629,000	(3)	$1,258,000	(4)	$—		$—		$—
Equity Awards
Unvested and Accelerated	—	$2,201,105	(5)	$2,201,105	(5)	$2,201,105	(5)	$529,096	(7)	$529,096	(7)
Health Coverage(6)	—	$20,798		$20,798		$—		$—		$—
Total	—	$3,164,293		$3,793,293		$2,201,105		$529,096		$529,096
Michael J. Foster
STI Plan Payments(2)	—	$330,330		$330,330		$—		$—		$—
Cash Severance	—	$663,000	(3)	$1,326,000	(4)	$—		$—		$—
Equity Awards
Unvested and Accelerated	—	$2,456,261	(5)	$2,456,261	(5)	$2,456,261	(5)	$557,705	(7)	$557,705	(7)
Health Coverage(6)	—	$20,798		$20,798		$—		$—		$—
Total	—	$3,470,389		$4,133,389		$2,456,261		$557,705		$557,705
John P. Burns
STI Plan Payments(2)	—	$222,338		$222,338		$—		$—		$—
Cash Severance	—	$595,000	(3)	$1,190,000	(4)	$—		$—		$—
Equity Awards
Unvested and Accelerated	—	$2,110,484	(5)	$2,110,484	(5)	$2,110,484	(5)	$788,893	(7)	$788,893	(7)
Health Coverage(6)	—	$20,798		$20,798		$—		$—		$—
Total	—	$2,948,620		$3,543,620		$2,110,484		$788,893		$788,893
Damien J. Renwick
STI Plan Payments(2)	—	$—		$—		$—		$—		$—
Cash Severance	—	$—	(3)	$—	(4)	$—		$—		$—
Equity Awards
Unvested and Accelerated	—	$758,737	(5)	$758,737	(5)	$758,737	(5)	$238,304	(7)	$238,304	(7)
Health Coverage(6)	—	$—		$—		$—		$—		$—
Total	—	$758,737		$758,737		$758,737		$238,304		$238,304
Kristy D. Carver
STI Plan Payments(2)	—	$164,883		$164,883		$—		$—		$—
Cash Severance	—	$298,700	(3)	$434,907	(4)	$—		$—		$—
Other	—	$—		$—		$—		$—		$—
Equity Awards
Unvested and Accelerated	—	$447,382	(5)	$447,382	(5)	$447,382	(5)	$234,503	(7)	$234,503	(7)
Health Coverage(6)	—	$20,798		$20,798		$—		$—		$—
Total	—	$931,763		$1,067,970		$447,382		$234,503		$234,503

(1)

The amounts shown in this column represent the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the NEOs regardless of whether they incurred a termination of employment in connection with such change in control.

(2)	This amount represents the actual STI Plan payments made to the NEO earned in 2021.
(3)

This amount represents the pro-rata bonus (which would have been $0 as of December 31, 2021) plus one times (two times for Mr. Behrman) the sum of base salary and target bonus.  The amount for Ms. Carver represents one time her base salary.

(4)

This amount represents the pro-rata bonus (which would have been $0 as of December 31, 2021) plus two times (three times for Mr. Behrman) the sum of base salary and target bonus.  The amount for Ms. Carver represents the sum of one time her base salary and her target bonus

(5)

This amount represents the value of the restricted stock that would have vested if the qualifying event occurred on December 31, 2021, valued at $11.05 per share, the closing price of our stock on the NYSE on December 31, 2021.

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Executive Compensation Tables

(6)

The amounts included for health coverage are the estimated cost to us for providing continuing health care under our existing medical, dental and vision benefits to each eligible executive for the applicable time period specified in the NEO’s employment or severance agreement, as applicable.

(7)

Represents the value on December 31, 2021 of the pro-rata vesting of outstanding equity awards upon the death or disability of the executive valued at $11.05 per share, the closing price of our stock on the NYSE on December 31, 2021.

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Executive Compensation Tables

CEO Pay Ratio

Our Chief Executive Officer to median employee pay ratio is calculated pursuant to Item 402(u) of Regulation S-K. We identified our median employee by examining the income set out on form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by the Company on December 31, 2021. We included all employees, whether employed on a full-time, part-time or seasonal basis, as of the end of the year. We believe the use of the W-2 income for all employees is a consistently applied compensation measure.

Mr. Behrman’s 2021 total annual compensation was $3,482,297 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s total annual compensation for 2021, calculated in the same manner, was $89,904. As a result, the ratio of Mr. Behrman’s total compensation to that of our median employee was 39 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.  Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Stock Ownership Guidelines

On April 26, 2017, the Board unanimously adopted the LSB Industries, Inc. Stock Ownership Guidelines. The Stock Ownership Guidelines require each non-employee director (other than Mr. Bobb and Ms. Kitamura) to own shares of our common stock having an aggregate value of at least $310,000 (two times the non-employee director retainer) by the later of (i) five years following the effective date of the guidelines (April 26, 2022) or (ii) the fifth anniversary of a director’s election to the Board.  The value of the director’s holdings is calculated using the higher of the actual cost of a director’s holdings when purchased or the market value of the holdings.

As of December 31, 2021, each of Messrs. Golsen, Roedel, Sanders, and White exceeded the director stock ownership guidelines. Mr. Packebush and Ms. Peninger were in compliance with the guidelines, and they have until May 2025 and March 2025, respectively, to meet the director stock ownership guidelines.

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Executive Compensation Tables

Director Compensation

2021 Director Compensation Table

The following table sets forth the compensation earned by our non-employee directors who served on the Board during 2021.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(2)(3)	All Other Compensation	Total
Jonathan S. Bobb	$172,500	$—	$—	$172,500
Barry H. Golsen	$155,000	$—	$—	$155,000
Jack E. Golsen(4)	$480,000	$—	$67,535	$547,535
Kanna Kitamura	$167,500	$—	$—	$167,500
Steven L. Packebush	$85,000	$84,998	$—	$169,998
Diana M. Peninger	$144,900	$106,243	$—	$251,143
Richard W. Roedel	$206,900	$84,998	$—	$291,898
Richard S. Sanders	$142,400	$84,998	$—	$227,398
Lynn F. White	$159,400	$84,998	$—	$244,398

(1)

Directors who are also employees at the time of service, such as Mr. Behrman, receive no additional compensation for their services on our Board and are not included in this table. The 2021 compensation received by Mr. Behrman is shown in the Summary Compensation Table included in this Proxy Statement.

(2)

Director fees for Mr. Bobb and Ms. Kitamura are paid to Eldridge Business Services LLC. Because the 2016 LTIP does not allow payment in shares to corporate entities, Mr. Bobb and Ms. Kitamura received an additional cash grant in the amount of $85,000 in lieu of the grant of restricted stock units as determined by the Compensation Committee. Due to his significant stock holdings in the Company, the Board agreed to exempt Mr. B. Golsen from receiving a portion of his director fees in the form of restricted stock units and his director fees are paid entirely in cash.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units granted to our directors on May 17, 2021, computed in accordance with FASB ASC Topic 718, determined without regard estimated to forfeitures, which was $6.61 for the restricted stock units granted on May 17, 2021.  This amount does not reflect the actual value that may be recognized by the directors.  The assumptions used to value the restricted stock units for this purpose are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. All of the restricted stock units awarded to our non-employee directors in 2021 and restricted stock units outstanding prior to the 2021 grant have vested due to the completion of the Exchange Transaction.

(4)	See “Compensation Arrangements with Jack Golsen” on page 47.

Effective October 1, 2019, we amended and restated our Non-Employee Director Compensation and Stock Ownership Policy (“Director Policy”) to provide for:

•	An annual cash fee equal to $70,000;
•

An annual grant of restricted stock units with a grant date fair market value of approximately $85,000, which will be settled upon the first anniversary of the grant date, except to the extent the Compensation Committee determines to pay an additional annual cash fee equal to $85,000 in lieu of the grant of restricted stock units, as was the case in 2021 for Messrs. Bobb and B. Golsen and Ms. Kitamura;

•	An additional annual cash fee equal to $10,000 for members of the Audit Committee and an additional $20,000 for the Chair of the Audit Committee;
•	An additional annual cash fee equal to $7,500 for members of the Compensation Committee and an additional $15,000 for the Chair of the Compensation Committee;
•	An additional annual cash fee equal to $5,000 for members of the Nominating Committee and an additional $10,000 for the Chair of the Nominating Committee;
•	An additional annual cash fee equal to $35,000 for the Board’s Independent Chair; and
•	An additional annual cash fee as determined by the Board for members of any other committee established by the Board.

Cash fees earned under the Director Policy are earned on a calendar-quarter basis and are paid in arrears not later than the 15th day following the end of each calendar quarter. Such cash fees are prorated to reflect the period of year during which the director was not a member of the Board. Additionally, under the Director Policy, restricted stock units are granted on the first business day following our annual meeting of stockholders each year. The number of restricted stock units will be determined by dividing $85,000 by the closing price of our common stock on the first business day following our annual meeting of stockholders.

LSB Industries Proxy Statement    46

Executive Compensation Tables

Compensation Arrangements with Jack Golsen

Mr. Jack Golsen is the founder and former Chief Executive Officer of the Company.

The Company and Mr. J. Golsen entered into a transition agreement on June 30, 2017 (the “Transition Agreement”), which commenced on January 1, 2018 and will end upon the earlier of a change in control of the Company (as defined in the Transition Agreement) or his death (the “Term”). During the Term, Mr. J Golsen will receive an annual cash retainer of $480,000 and will also receive a monthly amount equal to $4,440 to cover certain expenses. In accordance with the terms of the Transition Agreement, the Company also will reimburse him for the cost of coverage under Medicare Part B and D medical insurance until his death. Effective as of December 31, 2017, the parties agreed to terminate the Mr. Golsen’s Severance Agreement, and in consideration for his services to the Company, including as Chairman Emeritus, the Company agreed to pay Mr. Golsen a one-time payment equal to $2.32 million upon the consummation of a change in control that occurs prior to his death.  This amount is equal to the change in control payment under the J. Golsen Severance Agreement.  Mr. Golsen is also party to a Death Benefit Agreement that will pay $2.5 million upon Mr. Golsen’s death, which is covered by a $3 million insurance policy.  This agreement remains in full force and effect since it did not have a termination provision when executed.

LSB Industries Proxy Statement    47

Securities Ownership

Security Ownership of 5% Owners

The following table sets forth the beneficial ownership of our common stock as of March 14, 2022, held by beneficial owners of 5% or more of each class of our common stock and voting preferred stock.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 14, 2022. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all stock shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Title of Class	Amounts of Shares Beneficially Owned(1)		Percent of Class+
LSB Funding LLC	Common	54,356,127	(2)	60.7%

+

Because of the requirements of the SEC as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of March 14, 2022, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1)	We based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the SEC or our records.
(2)	The address of LSB Funding LLC is 350 Park Avenue, 14th Floor, New York, New York 10022.

LSB Industries Proxy Statement    48

Securities Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of each class of our common stock and voting preferred stock as of March 14, 2022, held by (1) directors and director nominees; (2) each NEO listed in this Proxy Statement; and (3) all current directors and NEOs as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 14, 2022. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned(1)		Percent of Class+
Mark T. Behrman	Common	1,650,674	(2)	1.8%
John P. Burns	Common	180,042	(3)	*
Kristy D. Carver	Common	52,053	(4)	*
Michael J. Foster	Common	397,223	(5)	*
Cheryl A. Maguire	Common	283,574	(6)	*
Jonathan S. Bobb	Common	—		*
Barry H. Golsen	Common	676,387	(7)	*
Kanna Kitamura	Common	—		*
Steven L. Packebush	Common	16,717	(8)	*
Diana M. Peninger	Common	20,895	(9)	*
Damien J. Renwick	Common	61,327	(10)	*
Richard W. Roedel	Common	65,377	(11)	*
Richard S. Sanders, Jr.	Common	160,576	(12)	*
Lynn F. White	Common	189,319	(13)	*
Directors and Executive Officers as a group (14 persons)	Common	3,754,164		4.2%

5% Holders
LSB Funding LLC	Common	54,356,127	(14)	60.7%

*	Less than 1%.
+	See footnote “+” to the table under “Security Ownership of Certain 5% Owners.”

LSB Industries Proxy Statement    49

Securities Ownership

(1)	We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.
(2)

This amount includes shares that Mr. Behrman acquired pursuant to equity award agreements dated (a) December 31, 2015, (b) February 15, 2017; (c) December 29, 2018; (d) December 30, 2018, all of which have fully vested; (e) December 31, 2019, approximately two-thirds of which have vested, with the remaining approximate one third vesting on the third anniversary of the grant date; (f) January 21, 2021, one third of which has vested, with the remaining two thirds vesting on the second and third anniversary of the grant date. Mr. Behrman has the sole voting and dispositive power over these shares.

(3)

This amount includes shares that Mr. Burns acquired pursuant to equity award agreements, dated (a) February 4, 2020, approximately two-thirds of which has vested, with the remaining approximate one-third vesting on the third anniversary of the grant date; (b) January 21, 2021, one-third of which has vested, with the remaining two-thirds vesting on the second and third anniversary of the grant date.  Mr. Burns has the sole voting and dispositive power over these shares.

(4)

This amount includes shares that Ms. Carver acquired pursuant to equity award agreements dated (a) March 4, 2016; (b) December 14, 2017; (c) January 3, 2019; and (d) January 11, 2019, all of which have fully vested. Ms. Carver has the sole voting and dispositive power over these shares.

(5)

This amount includes shares that Mr. Foster acquired pursuant to equity award agreements dated (a) January 5, 2016; (b) December 31, 2016; (c) February 15, 2017; (d) December 29, 2018; and (e) December 30, 2018, all of which have fully vested; (f) December 31, 2019, approximately two-thirds of which has vested, with the remaining approximate one-third vesting on the third anniversary of the grant date; (g) January 21, 2021, one third of which has vested, with the remaining two thirds vesting on the second and third anniversary of the grant date.  Mr. Foster has the sole voting and dispositive power over these shares.

(6)

This amount includes shares that Ms. Maguire acquired pursuant to equity award agreements, dated (a) March 4, 2016; (b) October 26, 2016; (c) December 14, 2017 and (d) December 30, 2018, all of which have fully vested; (e) December 31, 2019, approximately two-thirds of which has vested, with the remaining approximate one-third vesting on the third anniversary of the grant date; (f) January 21, 2021, one third of which has vested, with the remaining two thirds vesting on the second and third anniversary of the grant date.  Ms. Maguire has the sole voting and dispositive power over these shares.

(7)

Mr. B. Golsen has the sole voting and dispositive power over 676,387 shares, which consists of (a) 3,568 shares owned directly by Mr. B. Golsen, (b) 376,640 shares of stock owned of record by a certain trust for the benefit of Mr. B. Golsen, over which Mr. B. Golsen is the trustee, and (c) 296,179 shares held in certain trusts for the benefit of children and grandchildren of Mr. B. Golsen over which Mr. B. Golsen is the trustee.

(8)	Mr. Packebush has the sole voting and dispositive power over these shares.
(9)	Ms. Peninger has the sole voting and dispositive power over these shares.
(10)

This amount includes shares that Mr. Renwick acquired pursuant to equity award agreements, dated (a) January 21, 2021, one third of which has vested, with the remaining two thirds vesting on the second and third anniversary of the grant date.  Mr. Renwick has the sole voting and dispositive power over these shares.

(11)	Mr. Roedel has the sole voting and dispositive power over these shares.
(12)	Mr. Sanders has the sole voting and dispositive voting power over these shares held in a joint trust account with his wife.
(13)	Mr. White has the sole voting and dispositive voting power over these shares.
(14)

LSB Funding LLC has sole voting and dispositive power over the shares reported as owned by LSB Funding LLC.  The Board of Managers of LSB Funding LLC consists of Duncan Bagshaw, Anthony Minella and Todd Boehly. The address of the principal executive offices of the LSB Funding LLC is 600 Steamboat Road, Greenwich, CT 06830.

LSB Industries Proxy Statement    50

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and beneficial owners of more than 10% of the Company’s common stock to file with the SEC reports of holdings and changes in beneficial ownership of the Company’s stock. Based solely on a review of copies of the Forms 3, 4 and 5 furnished to us with respect to 2021, or written representations that no Form 5 was required to be filed, we believe that during 2021 all our directors and officers and beneficial owners of more than 10% of the Company’s common stock timely filed their required Forms 3, 4, or 5, except as shown below.

Delinquent Section 16(a) Reports

Filer	Relationship	Delinguent Report
Harold L. Rieker	Officer	One Delinquent Form 4
Steven J. Packebush	Director	One Delinquent Form 4
Diana M. Peninger	Director	One Delinquent Form 4
Richard W. Roedel	Director	One Delinquent Form 4
Richard J. Sanders, Jr.	Director	One Delinquent Form 4
Lynn F. White	Director	One Delinquent Form 4
Kristy Carver	Officer	One Delinquent Form 4

LSB Industries Proxy Statement    51

 Stockholder Proposals

If you wish to submit proposals to be included in our proxy statement for our 2023 annual meeting, proposals must be received at our principal executive offices in writing not later than January 12, 2023. If the date of the 2023 annual meeting is changed by more than 30 days from the date of the 2022 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2023 annual meeting. Proposals must satisfy the requirements set forth in Rule 14a-8 under the Exchange Act and as set out in the Bylaws. Proposals should be addressed to Michael J. Foster, Secretary, LSB Industries, Inc., 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116.

Other than matters properly brought under Rule 14a-8, the deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is not later than January 12, 2023, but not before December 12, 2022; provided that if the date of the annual meeting is more than 30 days before or more than 60 days after May 14, 2022, the notice must be received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was made. The written notice must set forth the information specified in the Bylaws.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the annual meeting.

Only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board; or (ii) by any stockholder of the Company entitled to vote for the election of directors at the annual meeting who complies with the notice procedures set forth in our Bylaws. A director nomination made by a stockholder must be delivered or mailed to and received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the 2022 annual meeting; provided, however, if the date of the annual meeting is more than 30 days before or more than 60 days after such date, notice by the stockholder to be timely must be so delivered, or mailed and received not later than the 90th day prior to such annual meeting, or if later, the 10th day following the date on which the public disclosure of the date of such annual meeting was so made. Pursuant to our Bylaws, the deadline for submitting nominations for directors for our annual meeting in 2023, is January 12, 2023, but no nominations may be submitted before December 12, 2022.

The Bylaws also provide that a stockholder satisfying the above notice requirements may nominate an independent director for inclusion in our proxy statement, if the additional specified conditions set forth in our Bylaws, are satisfied.

LSB Industries Proxy Statement    52

Available Information

We file or furnish annual, quarterly and current reports and other documents with the SEC under the Exchange Act). The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents we file with the SEC at www.sec.gov.

We also make available free of charge through our Internet website (www.lsbindustries.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition to the reports filed or furnished with the SEC, we publicly disclose material information from time to time in press releases, at annual meetings of stockholders, in publicly accessible conferences and investor presentations, and through our website.

A copy of the Company’s 2020 Annual Report accompanies this Proxy Statement, which Annual Report includes the Company’s 2021 Form 10-K. Copies of exhibits to the Form 10‑K are available upon request, but a reasonable copy fee per page will be charged to the requesting stockholder.

One copy of the Notice of Annual Meeting of Stockholders, this Proxy Statement and the Company’s 2021 Annual Report will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householding mailing this year and you would like to have additional copies of this Proxy Statement and the Company’s 2021 Annual Report mailed to you or you would like to opt out of this practice for future mailings, the Company will promptly deliver such additional copies to you if you submit your request in writing to the address below. You may also contact the Company in the same manner if you received multiple copies of the materials and would prefer to receive a single copy in the future.

Requests for documents relating to the Company should be directed to:

Director—Communications Department

c/o LSB Industries, Inc.

3505 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma 73116

(405) 235-4546

Whether or not you plan to attend the annual meeting, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting by phone or via the Internet, if applicable. Prompt response will greatly facilitate arrangements for the annual meeting, and your cooperation is appreciated. Stockholders who attend the annual meeting may vote their shares personally even though they have sent in their proxy cards or voted by phone or the Internet.

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR

THE 2022 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 12, 2022

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2022 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2021 are available at www.proxydocs.com/LXU.

By order of the Board of Directors,

Michael J. Foster
Executive Vice President,
Secretary and General Counsel

April 12, 2022

LSB Industries Proxy Statement    53

PROXTABULATOR FORTEXAS CAPITAL BANCSHARES, INC.BOX 8016CARY, NC 27512-9903THE BE VOTED AS DIRECTED OR, IF NO DIRECTION ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1 M., Eastern Time, May 1��, 201��.Proxy Card/Voting Instruction Form. Voting Instruction Form. Voting Instruction Form in the provided. Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.866-390-5385TELEPHONEINTERNETVOTE Capital Bancshares, Inc. May 1��, 201��March ����, 201��of the Board of Directors Please received by 5:00 P.M., Eastern Time, May 1��, 201��.06 AND12 B. Bartholow, and each of them, as the true and lawful and revocation, and authorizes each of them to vote all that the undersigned is entitled to vote at said meeting upon such other matters as may be properly brought authority upon such true and lawful attorneys to vote in before the meeting and revoking any proxy heretofore PROXY TABULATOR FOR LSB INDUSTRIES, INC. P.O. BOX 8016 CARY, NC 27512-9903 The undersigned hereby appoints Michael J. Foster and Cheryl Maguire, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of LSB Industries, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/LXU • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-286-3181 TELEPHONE INTERNET VOTE BY: Annual Meeting of LSB Industries, Inc. to be held on Friday, May 14, 2020 for Holders as of March 16, 2020 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. For 3: Say on Pay - An advisory vote on the

LSB INDUSTRIES
P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/LXU** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-286-3181** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You must register to attend the meeting online by May 11, 2022 5PM and/or participate at www.proxydocs.com/LXU

LSB Industries, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 14, 2022

TIME: Thursday, May 12, 2022 8:30 AM, Central Daylight Time
PLACE: To be held virtually -- please visit www.proxydocs.com/LXU for additional information on virtual meeting registration.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

approval of named executive compensation. 2: Proposal to ratify Ernst & Young, LLP as the independent registered public accounting firm for 2020. Date: Friday, May 14, 2020 Time: 8:30 A.M. (Central Daylight Time) Place: 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116 You may also join via teleconference at (201)493-6739. Materials presented at the meeting will be posted at www.lsbindustries.com. If you plan to attend via teleconference, you must vote prior to the meeting via the internet, by mail or by telephone. ANNUAL MEETING OF LSB INDUSTRIES, INC. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. To attend the meeting and vote your shares in person, please mark this box. For For For For Against Abstain For Against Abstain Directors Recommend Withhold Please make your marks like this: Use dark black pencil or pen only 01 Steven L. Packebush (Class term exp 2023) 02 Diana M. Peninger (Class term exp 2023) 03 Lynn F. White (Class term exp 2023) Board of Directors Recommends a Vote FOR proposals 1, 2 and 3. 1: Election of Directors For Call

1

LSB Industries, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2, 3 AND 4

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	AGAINST	ABSTAIN	
	1.1 Mark T. Behrman	☐	☐	☐	**FOR**
	1.2 Jonathan S. Bobb	☐	☐	☐	**FOR**
	1.3 Richard S. Sanders, Jr.	☐	☐	☐	**FOR**
		FOR	AGAINST	ABSTAIN	
2.	Approval of the LSB Industries, Inc. Employee Stock Purchase Plan.	☐	☐	☐	**FOR**
3.	Proposal to ratify Ernst & Young, LLP as the independent registered public accounting firm for 2022.	☐	☐	☐	**FOR**
4.	Say on Pay - An advisory vote on the approval of named executive compensation.	☐	☐	☐	**FOR**

You must register to attend the meeting online by May 11, 2022 5PM and/or participate at www.proxydocs.com/LXU

Signature (and Title if applicable) Date Signature (if held jointly) Date

Revocable Proxy — LSB Industries, Inc. Annual Meeting of Stockholders May 14, 2020 8:30 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Michael J. Foster and Cheryl Maguire and each of them, the undersigned’s proxy, with the full power of substitution, to attend the annual meeting of the stockholders of LSB Industries, Inc. (the “Company”) on May 14, 2020, at 8:30 a.m., Central Daylight Time, at the company’s offices located at 3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma 73116, and at any adjournment of that meeting and to vote the undersigned’s shares of the Common Stock, Series B 12% Cumulative Preferred Stock, Series D 6% Cumulative Convertible Preferred Stock and Series F-1 Redeemable Class C Preferred Stock, all of which vote as a single class, as designated on the reverse side. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR proposals 1, 2 and 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.

2

APPENDIX A

LSB Industries, Inc.

2022 Employee Stock Purchase Plan

1.DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.PURPOSE

The Plan is intended to enable Eligible Employees to use payroll deductions to purchase shares of Stock, and thereby acquire an interest in the Company.  The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the requirements of Section 409A of the Code, and is to be construed consistently with that intent.

3.ADMINISTRATION

The Plan will be administered by the Administrator.  The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; to determine eligibility under the Plan; to prescribe forms, rules and procedures relating to the Plan; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan.  Determinations of the Administrator made with respect to the Plan are conclusive and bind all persons.

4.SHARE POOL

(a)Number of Shares.  Subject to adjustment pursuant to Section 177 below, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under the Plan will be 4,500,000 shares (the “Share Pool”).  For purposes of this Section 4(a), shares of Stock shall not be treated as delivered under the Plan, and will not reduce the Share Pool, unless and until, and to the extent, they are actually delivered to a Participant.  Without limiting the generality of the foregoing, if any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will not reduce the Share Pool and will remain available for purchase under the Plan.  If, on an Exercise Date, the total number of shares of Stock that would otherwise be purchased upon the exercise of Options granted under the Plan exceeds the number of shares then available in the Share Pool, the Administrator shall make a pro rata allocation of the shares then available in as uniform a manner as is practicable and as it determines to be equitable.  In such event, the Administrator shall notify each Participant affected by such reduction.

(b)Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company.  No fractional shares of Stock will be delivered under the Plan.

5.ELIGIBILITY

(a)Eligibility Requirements.  Subject to the limitations contained in the Plan, each Employee who has been continuously employed by the Company or a Designated Subsidiary, as applicable, for a period of at least thirty (30) calendar days as of the first day of an Option Period and (ii) who satisfies the requirements set forth in the Plan, will be an Eligible Employee.

(b)Five Percent Stockholders.  No Employee may be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) shares possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiaries, if any.

(c)Additional Requirements.  The Administrator may, for Option Periods that have not yet commenced, establish additional or other eligibility requirements, or amend the eligibility requirements set forth in subsection (a) above, in each case, consistent with the requirements of Section 423.

6.OPTION PERIODS

The Plan will generally be implemented by a series of separate offerings referred to as “Option Periods”.  Unless otherwise determined by the Administrator, the Option Periods will be successive periods of approximately six (6) months commencing on the first Business Day in January and July of each year, anticipated to be on or around January 1 and July 1, and ending approximately six (6) months later on the last Business Day in June or December, as applicable, of each year, anticipated to be on or around June 30 and December 31.  The last Business Day of each Option Period will be an “Exercise Date”.  The Administrator may change the Exercise Date, the commencement date, the ending date and the duration of each Option Period, in each case, to the extent permitted by Section 423; provided, however, that no Option may be exercised after 27 months from its grant date.

7.OPTION GRANTS

Subject to the limitations set forth herein and the Maximum Share Limit (as defined below), on the first day of an Option Period, each Participant will automatically be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.

8.PARTICIPATION

(a)Election.  To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator an election form, in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator.  Such election form must be

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delivered not later than ten (10) Business Days prior to the first day of an Option Period, or such other time as specified by the Administrator.  An Eligible Employee will become a Participant as of the first day of the Option Period for which he or she timely delivered such election form and will remain a Participant with respect to subsequent Option Periods until his or her participation in the Plan is cancelled or terminated as provided herein.

(b)Election Amount.  Each election form will authorize payroll deductions as a whole percentage from 1% to 10% of the employee’s Eligible Compensation per payroll period, to be deducted from the Eligible Employee’s pay during each payroll period occurring during the applicable Option Period.

(c)Payroll Deduction Account.  All payroll deductions made pursuant to this Section 8 will be credited to the Participant’s Account.  Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

(d)Changes to Election for Current Option Period.  During an Option Period, elections and rates of contributions may not be increased or decreased, except that a Participant may terminate his or her participation in the Plan by canceling his or her Option in accordance with Section 14 below.

(e)Changes to Election for Subsequent Option Periods.  A Participant’s election form will remain in effect for subsequent Option Periods unless the Participant files a new election form not later than ten (10) Business Days prior to the first day of the subsequent Option Period (or such other time as specified by the Administrator) or the Participant’s Option is cancelled or terminated in accordance with the Plan.

9.METHOD OF PAYMENT

A Participant must pay for shares of Stock purchased upon the exercise of an Option with the accumulated payroll deductions credited to the Participant’s Account.

10.PURCHASE PRICE

The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be ninety percent (90%) (or such other percentage specified by the Administrator to the extent permitted under Section 423) of the lesser of (i) the Fair Market Value of a share of Stock on the date on which the Option was granted (i.e., the first day of the Option Period) and (ii) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised (i.e., the Exercise Date).

11.EXERCISE OF OPTIONS

(a)Purchase of Shares.  Subject to the limitations set forth herein, with respect to each Option Period, on each Exercise Date, each Participant will be deemed to have exercised his or her Option and the accumulated payroll deductions credited to the Participant’s Account will be applied to purchase the greatest number of shares of Stock (rounded down to the nearest whole share) that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than 4,500 shares of Stock may be purchased by a Participant on any Exercise Date, or such other number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”).  As soon as practicable thereafter, the shares of Stock so purchased will be placed, in book-entry form, into a recordkeeping account in the name of the Participant.  Any accumulated payroll deductions in a Participant’s Account that are not sufficient to purchase a whole share of Stock will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 14 below.

(b)Return of Account Balance.  Except as provided in Section 11(a) above, any accumulated payroll deductions in a Participant’s Account for an Option Period that are not used to purchase shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant (or his or her designated beneficiary or legal representative, as applicable), without interest, as soon as administratively practicable after such withdrawal or other event, as applicable.  If the Participant’s accumulated payroll deductions for an Option Period would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the maximum Fair Market Value set forth in Section 7 above, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

12.INTEREST

No interest will accrue or be payable on any amount held in the Account of any Participant.

13.TAXES

Payroll deductions will be made on an after-tax basis.  The Administrator will have the right, as a condition to exercising an Option, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan.  In the Administrator’s discretion and subject to applicable law, such tax obligations may be satisfied in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules.

14.CANCELLATION AND WITHDRAWAL

A Participant who holds an Option under the Plan may cancel all (but not less than all) of such Option and terminate his or her participation in the Plan by delivering a notice to the Administrator in accordance with the procedures prescribed by, and in a form acceptable to, the Administrator.  To be effective with respect to an upcoming Exercise Date, such notice must be delivered not later than ten (10) Business Days prior to such Exercise Date (or such other time as specified by the Administrator).  Upon such termination and

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cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter.

15.TERMINATION OF EMPLOYMENT

Upon the termination of a Participant’s employment with the Company or a Designated Subsidiary, as applicable, for any reason (including the death of a Participant during an Option Period prior to an Exercise Date) or in the event the Participant ceases to qualify as an Eligible Employee, the Participant’s participation in the Plan will terminate, any Option held by the Participant under the Plan will be canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.

16.EQUAL RIGHTS; RIGHTS NOT TRANSFERABLE

All Participants granted Options during an Option Period under the Plan will have the same rights and privileges, consistent with the requirements set forth in Section 423.  Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner.  In the event any Participant violates or attempts to violate the terms of this Section 16, as determined by the Administrator in its sole discretion, any Options granted to the Participant under the Plan may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.

17.CHANGE IN CAPITALIZATION; COVERED TRANSACTION

(a)Change in Capitalization.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the aggregate number and type of shares of stock available under the Plan, the number and type of shares of stock granted under any outstanding Options, the maximum number and type of shares of stock purchasable under any outstanding Option, and/or the Purchase Price under any outstanding Option, in any case, in a manner that complies with Section 423.

(b)Covered Transaction.  In the event of a Covered Transaction, the Administrator may, in its discretion, (i) provide that each outstanding Option will be assumed or exchanged for a substitute option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation; (ii) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants; and/or (iii) terminate the Option Period on or before the date of the Covered Transaction.

18.AMENDMENT AND TERMINATION

(a)Amendment.  The Administrator reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable; provided, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the stockholders of the Company within twelve (12) months before or after its adoption.

(b)Termination.  The Administrator reserves the right at any time or times to suspend or terminate the Plan.  In connection therewith, the Administrator may provide, in its sole discretion, either that outstanding Options will be exercisable on the Exercise Date for the applicable Option Period or on such earlier date as the Administrator may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.

19.APPROVALS

Stockholder approval of the Plan will be obtained prior to the date that is twelve (12) months after the date the Plan is approved by the Board.  In the event that the Plan has not been approved by the stockholders of the Company prior to the one-year anniversary of the date the Plan is approved by the Board, all Options granted under the Plan will be cancelled and become null and void.

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of such shares of Stock and to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

20.PARTICIPANTS’ RIGHTS AS STOCKHOLDERS AND EMPLOYEES

A Participant will have no rights or privileges as a stockholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares, and the shares have been issued to the Participant.

Nothing contained in the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Designated Subsidiary or any other Subsidiary at any time.

21.RESTRICTIONS ON TRANSFER; INFORMATION REGARDING DISQUALIFYING DISPOSITIONS

(a)Restrictions on Transfer.  Shares of Stock purchased under the Plan may, in the discretion of the Administrator, be subject to a restriction prohibiting the transfer, sale, pledge or alienation of such shares of Stock by a Participant, other than by will or by the laws of descent and distribution, for such period following such purchase as may be determined by the Administrator.

(b)Disqualifying Dispositions.  By electing to participate in the Plan, each Participant agrees (or will be deemed to have agreed) to provide such information about any transfer of Stock acquired under the Plan that occurs within two (2) years after the first day of the

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Option Period in which such Stock was acquired and within one (1) year after the day such Stock was purchased as may be requested by the Company or any Designated Subsidiary in order to assist it in complying with applicable tax laws.

22.MISCELLANEOUS

(a)Waiver of Jury Trial.  By electing to participate in the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or with respect to any Option, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By electing to participate in the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or in respect of any Option to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit any dispute to binding arbitration as a condition of receiving an Option hereunder.

(b)Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of the Plan or any Option to satisfy the requirements of Section 423, or otherwise asserted with respect to the Plan or any Option.

(c)Unfunded Plan.  The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Option.  Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

23.ESTABLISHMENT OF SUB-PLANS

Notwithstanding the foregoing or any provision of the Plan to the contrary, consistent with the requirements of Section 423, the Administrator may, in its sole discretion, amend the terms of the Plan, or an offering and/or provide for separate offerings under the Plan in order to, among other things, reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

24.GOVERNING LAW

(a)Certain Requirements of Corporate Law.  Options and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)Other Matters.  Except as otherwise provided by the express terms of a sub-plan described in Section 23 above or as provided in Section 24(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Options under the Plan and all claims or disputes arising out of or based upon the Plan or any Option or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)Jurisdiction.  By electing to participate in the Plan, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Western District of Oklahoma for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Option; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Option, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Western District of Oklahoma; and (iii)  waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Option or the subject matter thereof may not be enforced in or by such court.

25.EFFECTIVE DATE AND TERM

The Plan will become effective upon adoption of the Plan by the Board and no rights will be granted hereunder after the earliest to occur of (i) the Plan’s termination by the Administrator; (ii) the issuance of all shares of Stock available for issuance under the Plan and (iii) the day before the ten (10)-year anniversary of the date the Board approves the Plan.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“401(k) Plan”:  A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company or one of its Subsidiaries for the benefit of its employees.

“Account”:  A notional payroll deduction account maintained in the Participant’s name in the records of the Company.

“Accounting Rules”:  Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”:  The Compensation Committee, except that the Board may at any time act in the capacity of the Administrator (including with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise), if applicable).  The Compensation Committee (or the Board) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Board”:  The Board of Directors of the Company.

“Business Day”:   Any day on which the established national exchange or trading system (including the New York Stock Exchange) on which the Stock is traded is available and open for trading.

“Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”:  LSB Industries, Inc., a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets; (iii) a dissolution or liquidation of the Company or (iv) any other transaction the Administrator determines to be a Covered Transaction.  Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee from time to time as eligible to participate in the Plan as set forth on Exhibit B, as amended from time to time (with the initial list of Designated Subsidiaries as of the date of adoption of the Plan by the Board set forth on Exhibit B).  For the avoidance of doubt, any Subsidiary of the Company, whether or not a Subsidiary on the date the Plan was adopted by the Board, shall be eligible to be designated as a Designated Subsidiary hereunder.

“Eligible Compensation”:  Regular base salary, regular base wages, overtime payments, annual bonuses, commissions and sales incentives (excluding, for the avoidance of doubt, any long-term or equity-based incentive payments or awards).  Eligible Compensation will not be reduced by any income or employment tax withholdings or any contributions by the Employee to a 401(k) Plan or a plan under Section 125 of the Code, but will be reduced by any contributions made on the Employee’s behalf by the Company or any Subsidiary to any deferred compensation plan or welfare benefit program now or hereafter established.

“Eligible Employee”:  Any Employee who meets the eligibility requirements set forth in the Plan.

“Employee”:  Any person who is employed by the Company or a Designated Subsidiary.  For the avoidance of doubt, independent contractors and consultants are not “Employees”.

A-1

“Exercise Date”:  The date set forth in the Plan or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.

“Fair Market Value”:  As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 of the Code and Section 409A of the Code to the extent applicable.

“Maximum Share Limit”:  The meaning set forth in Section 11(a) of the Plan.

“Option”:  An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.

“Option Period”:  An offering period established in accordance with Section 6 of the Plan.

“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.

“Participant”:  An Eligible Employee who elects to participate in an Option Period under the Plan.

“Plan”:  This LSB Industries, Inc. 2022 Employee Stock Purchase Plan, as from time to time amended and in effect.

“Purchase Price”:  The price per share of Stock with respect to an Option Period determined in accordance with Section 10 of the Plan.

“Section 423”:  Section 423 of the Code and the regulations thereunder.

“Stock”:  Common stock of the Company, par value $0.01 per share.

“Subsidiary”:  A “subsidiary corporation” as defined in Section 424(f) of the Code.

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EXHIBIT B

Designated Subsidiaries

(as of March 9, 2022

LSB Industries, Inc.

Cherokee Nitrogen L.L.C.

El Dorado Chemical Company

El Dorado Nitrogen L.L.C.

EDC Ag Products Company L.L.C.

Pryor Chemical Company

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